SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA FITNESS & BEAUTY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7997 (Primary Standard Industrial Classification Code Number)	99-0365748 (I.R.S. Employer Identification Number)

 Room 0336, 3rd Floor, Jiangxi Street
Wuhou District, Chengdu, Sichuan Province
People’s Republic of China 610041
+86-28-8551-3003
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Chung Ming Thomas Tsang
President and Chief Executive Officer
Room 0336, 3rd Floor, Jiangxi Street
Wuhou District, Chengdu, Sichuan Province
People’s Republic of China 610041
+86-28-8551-3003
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
Mark E. Crone
The Crone Law Group
101 Montgomery Street, Suite 2650
San Francisco, CA  94104
(415) 955-8900
(415) 955-8910 Fax

Approximate Date of Commencement of Proposed Sale to the Public:   from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001	491,939	$0.01	$4,919.39	$0.57

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price of the shares that were recently sold to our shareholders. The price of $0.01 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated May 16, 2011

491,939 shares of Common Stock

CHINA FITNESS & BEAUTY INC.

The selling stockholder named in this prospectus is offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 491,939 shares of our common stock can be sold by the selling security holder at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.  We will receive no proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholder.

An investment in shares of our common stock involves a high degree of risk.  We urge you to carefully consider the Risk Factors beginning on page 6.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is _______________.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	6
FORWARD LOOKING STATEMENTS	19
USE OF PROCEEDS	19
DIVIDEND POLICY	19
DETERMINATION OF OFFERING PRICE	19
DILUTION	20
PENNY STOCK CONSIDERATIONS	20
MARKET FOR OUR COMMON STOCK	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
BUSINESS	29
MANAGEMENT	42
SECURITY OWNERSHIP	46
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47
DESCRIPTION OF SECURITIES	48
SELLING STOCKHOLDER	49
PLAN OF DISTRIBUTION	49
LEGAL MATTERS	51
EXPERTS	51
AVAILABLE INFORMATION	51
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision.

THE COMPANY

Company Structure

China Fitness & Beauty Inc. (“China Fitness” or the “Company”) is a Delaware corporation organized on October 30, 2009.  China Fitness owns all of the outstanding capital stock of Fitness & Beauty Corporation Limited (“CFB Hong Kong”), a Hong Kong company which was originally founded on December 14, 2009. CFB Hong Kong in turn owns all of the outstanding capital stock of Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. (the “PRC Subsidiary”), a company founded in Sichuan province of the People’s Republic of China (the “PRC”) on July 27, 2010.

On March 3, 2011, we issued a total of 9,950,000 shares of our common stock, $0.0001 par value per share, to several non-U.S. persons in consideration for their aggregate investment of $100,000 in China Fitness, which has been contributed to the capital account of our PRC Subsidiary, a wholly owned subsidiary of CFB Hong Kong. Pursuant to the PRC laws and regulations, the PRC Subsidiary is a wholly foreign owned enterprise. The issuance of such 9,950,000 shares of our common stock was made pursuant to an exemption from registration contained in Regulation S under the Securities Act of 1933, as amended.

The following flow chart illustrates our companies’ organizational structure:

Our Business

We are a development stage company specializing in providing management services to fitness centers in China. We currently provide management services to two fitness centers in China.

The fitness centers under our management currently provide programs, services and products that combine exercise, education and nutrition to help the members and clients of the fitness centers to achieve their fitness goals so as to provide them with a better quality of life and a healthier and richer lifestyle – what we call a “Wellness” lifestyle. These services include professional personal training, group exercise classes, comprehensive fitness assessments, educational demonstrations, nutrition coaching, weight loss programs, and yoga centers including hot yoga.

As of the date of this filing, we are currently managing two fitness centers in China, one in Zhenjiang, Jiangsu province, and the other one in Hengyang, Hunan province, with an aggregate size of 3,600 square meters for both such facilities.

As of December 31, 2010, the Company had an accumulated deficit of $59,825, shareholders’ deficit of $28,303 and a negative working capital of $29,417, and it generated $4,230 revenue from operations for the three months ended December 31, 2010.  Our auditor Goldman, Kurland, and Mohidin, LLP has expressed their concern as to our ability to continue as a going concern in the audit opinion of our financial statements for the period ended September 30, 2010.

Summary of the Offering

The selling stockholder named in this prospectus is offering all of the shares of common stock offered through this prospectus. The selling stockholder is selling shares of common stock covered by this prospectus for its own account.

We will not receive any of the proceeds from the sale of these shares. The offering price of $0.01 was determined by the price for which certain shares were issued to our shareholders in a private placement issuance in exchange for a $100,000 investment, which has been used for the contribution into the capital account of our PRC Subsidiary. The offering price of $0.01 is a fixed price at which the selling stockholder may sell its shares until our common stock is quoted on the OTCBB, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholder.

The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act.

There is currently no public market for our securities and you may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.  After this document is declared effective by the U.S. Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTCBB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

We intend to apply for quoting of our common stock on the OTCBB, which we estimate will cost around $100,000. The breakdown of such costs is estimated as following:

Legal Counsel	$70,000

Auditor	$20,000

Other vendors	$10,000

Total:	$100,000

We estimate that to maintain a quoting status will cost us $100,000 to $200,000 annually which will include legal and auditing expenses.

We will rely on professional services to carry out this plan, which includes, but is not limited to, a U.S. law firm with corporate and securities practice, a PCAOB registered auditor and consultants. We have engaged the Crone Law Group as our legal counsel. We have engaged Goldman Kurland Mohidin, LLP, as our independent auditor.

To be quoted on the OTCBB, we must engage a market maker to file an application for a trading symbol on our behalf with the FINRA. This process may take between three (3) to six (6) months. We plan to engage a market maker after our registration statement is declared effective by the U.S. Securities and Exchange Commission (the “SEC”).

The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments.  See “Risk Factors” beginning on page 6.

Where You Can Find Us

We presently maintain our principal office at Room 0336, 3rd Floor, Jiangxi Street, Wuhou District, Chengdu, Sichuan province, People’s Republic of China 610041. Our telephone number is +86-28-8551-3003.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

We are a development stage company and our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

We are a recently organized development stage corporation and have only limited audited financial results on which you can evaluate us and our operations.  We have operated our business in our current corporate structure only since August 2010 and are subject to, and may be unable to address, the risks typically encountered by companies operating in the rapidly evolving marketplace, including those risks relating to:

•	the failure to develop brand name recognition and reputation;

•	the failure to achieve market acceptance of our services;

•	a slowdown in the growth of general consumer acceptance of fitness; and

•	an inability to grow and adapt our business and technology to evolving consumer demand.

If we are unable to address any or all of these or related risks, our business and results of operations may be materially and adversely affected. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. If we are unable to sustain our operations, you may lose your entire investment.

If we are unable to continue as a going concern, we may be required to substantially revise our business plan or cease operations.

Since inception, we have suffered recurring losses and net cash outflows from operations.  Since inception, we have partially funded operations through common stock issuance and shareholder loans in order to meet our strategic objectives.  We have not established any other source of equity or debt financing.  There can be no assurance that we will be able to obtain sufficient funds to continue the development of our business.  As a result of the foregoing, our auditors have expressed substantial doubt about our ability to continue as a going concern.  If we cannot continue as a going concern, then we may substantially revise our business plan or cease operations.  We do not anticipate merging with another company within the next 12 months of operations.

Our business and prospects could be materially and adversely affected if we are not able to manage our anticipated growth successfully.

We commenced our fitness club management business in 2010 and intend to expand our operations substantially in coming years. We anticipate continued growth in the future through multiple means. Our expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. To manage and support our continued growth, we must continue to improve our operational, administrative, financial and technological systems, procedures and controls, and expand, train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with fitness clubs, real estate developers, property managers, equipment suppliers and other third parties. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. Any failure to effectively and efficiently manage our expansion could materially and adversely affect our ability to capitalize on new business opportunities, which in turn could have a material adverse effect on our results of operations.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this prospectus may affect our operating results.

We may not be able to attract and retain a sufficient number of members to maintain or expand the business.

Our business depends on our ability to attract and retain members, and we cannot assure you that our marketing efforts will lead to increased membership or that the membership levels at our managed facilities will not materially decline. All of our members can cancel their membership at any time upon providing advance notice.  There are numerous factors that could lead to a decline in membership levels or sales of services, including changes in discretionary spending trends and general economic conditions, market maturity or saturation, a decline in our ability to deliver quality service at a competitive price, direct and indirect competition in the areas where our managed facilities are located and a decline in the public’s interest in health and fitness. In order to increase membership levels, we may from time to time offer lower membership rates. Any decrease in our average dues, reduction in enrollment fees or higher membership acquisition costs may adversely impact our operating margins.

In addition, our ability to attract and retain members depends significantly on the effectiveness of our marketing practices.  After a well-publicized temporary closure of a Beijing fitness club in late 2010, the Chinese government may impose tighter supervision on prepaid services, and club members may become less willing to purchase prepaid memberships. If our marketing campaigns do not generate a sufficient number of members and subscribers, our results of operations will be adversely affected.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose customers and our financial results may be negatively affected.

We face formidable competition in every aspect of our business, and particularly from other health and fitness providers seeking to attain clientele. The fitness industry in China is highly competitive, and we expect competition to persist and intensify.  We compete for customers on the basis of product and service offerings, customer service and reputation. Many of our competitors have greater financial and marketing resources than we do and may be able to offer products and services that we do not currently offer and may not offer in the future. If we are unable to compete effectively against those competitors, we may lose customers and our financial results may be negatively affected.  Our competitors can use their resources in a variety of competitive ways, including by making acquisitions, investing more aggressively in development and competing more aggressively for marketing and advertisers. We cannot assure you that our competitors will not attempt to copy our business model, or portions thereof, and that this will not erode our market share and impair our growth rate and anticipated profitability.  If our competitors are able to provide similar or better facilities, services and products than ours, we could experience a significant decline in clientele or members.  Any such decline could negatively affect our revenues and profitability.  Also in response to any such competitors, we may be required to decrease our membership fees, which may reduce our operating revenues and profitability.

If we do not continue to develop innovative new services and products or if our services and products do not continue to appeal to the market, we may not remain competitive, and our revenues and operating results could suffer.

The wellness, fitness and yoga services that we offer are subject to changing customer demands. Our future operational and financial performance depends on our ability to continue to develop and market new services and products and to enhance our existing services and products, each on a timely basis to respond to new and evolving customer demands, achieve market acceptance and keep pace with new health and fitness developments.  We may be unable to develop, introduce on a timely basis (or at all) or market any new or enhanced services and products, and we cannot assure you that any new or enhanced services or products will appeal to the market.  Our failure to develop new services and products and to enhance our existing services and products or the failure of our services and products to continue to appeal to the market could have an adverse impact on our ability to attract and retain members and subscribers and thus adversely affect our business, financial condition or results of operations.

We are dependent on our ability to identify suitable sites and negotiate management contracts with fitness clubs.

In order to expand our business, we must identify additional facilities that meet our management’s established criteria. In addition to finding facilities with the right demographic and other measures we employ in our selection process, we also need to evaluate our competitors’ position in the market.  If we are unable to identify suitable new facilities, or if our analysis regarding suitability proves incorrect, our revenue growth and profitability may be negatively impacted.

We currently contract to manage the fitness clubs where we conduct our business operations and our business plan depends on our ability to negotiate additional management agreements with such clubs. We cannot guarantee that we will be able to identify such sites or negotiate new management agreements or renew the management agreements that expire on terms acceptable to us or at all.  If we are unable to secure such management agreements, or if we can only secure such management agreements on economic terms that are less than optimal for us, we may not be able to implement our business plan, which would have a material adverse effect on our results of operations and stock price.

If our contracts with fitness clubs are terminated or changed, our business and operating results could be adversely affected.

We currently generate all of our revenue through management contracts with fitness clubs. Our relationships with the fitness clubs are governed by contracts between us and the fitness clubs.  These contracts establish our fee rates. These contracts typically have a term of one to two years and may or may not be extended at the end of the term.  Subject to the terms and conditions of the contracts, the fitness clubs may unilaterally terminate the contracts under certain circumstances.

The termination of our contracts with fitness clubs that in aggregate account for a significant portion of our business, or changes to material terms of these contracts, could adversely affect our business and operating results.

We rely on third party service or product providers and partners and the failure of these third parties to deliver high level of service and support required in our business or the loss of a relationship with them would adversely impact our business.

Our ability to increase sales, retain current and future memberships and develop our brand will depend in part upon our relationships with third parties.  The termination of these relationships could lead to the loss of a competitive advantage or even the loss of customers and revenue.  Moreover, if such third parties are unable to satisfy their commitments to us, our business would also be adversely affected.  Additionally, due to our association with such third parties, poor performance by our strategic partners outside of their relationship with us, a decline in the quality of the products supplied by them or deterioration of their reputation or other negative publicity about them could adversely impact our reputation and business performance.

Our future success depends on the continuing efforts of our senior management team and other key personnel, and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management team and other key personnel, in particular Mr. Chung Ming Thomas Tsang, the Chief Executive Officer, Mr. Pai-Nien Chou, the Chief Financial Officer, Mr. Ho Man Li, the Chief Operating Officer, Mr. Siu Hang Tam, the Chief Marketing Officer, and Ms. Lan Lin, the Human Resource Manager. If one or more of our senior executives or other key personnel, are unable or unwilling to continue in their present positions, we may not be able to replace them easily, or at all. As such, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. As is customary in the PRC, we do not have insurance coverage for the loss of our senior management team or other key personnel.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, sensitive trade information and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with our PRC Subsidiary, which contains confidentiality provisions. These agreements generally have an initial term of one year, and may be extended by mutual agreement. See “Management—Employment Agreements” for a more detailed description of the key terms of these employment agreements. If any disputes arise between any of our senior executives or key personnel and us, we cannot assure you of the extent to which any of these agreements may be enforced.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals, including club managers, sales managers and training managers. If we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.  Our continued ability to compete effectively depends on our ability to attract skilled and experienced members of the health and fitness community, and to retain and motivate our existing personnel. The market for highly skilled managerial, marketing and support personnel is highly competitive as a result of the limited availability of such personnel. The inability to hire or retain qualified personnel may hinder our ability to implement our business strategy and may harm our business.

We may have to incur indebtedness or issue new equity securities and, if we are not able to obtain additional capital, our ability to operate or expand our business may be impaired and our results of operations could be adversely affected.

Our business requires capital to finance the development of our facilities and the re-construction of existing facilities, and we therefore expect that we will need additional capital to fund our future growth.  If cash from available sources is insufficient or unavailable due to restrictive credit markets, or if cash is used for unanticipated needs, we may require additional capital sooner than anticipated. Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties.

In the event that we are required or choose to raise additional funds, we may be unable to do so on acceptable terms or at all. We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings.  There is no assurance that we will be able to secure suitable financing in a timely fashion or at all.  In addition, there is no assurance that we will be able to obtain the capital we require by any other means.

Future financings through equity investments are likely to be dilutive to our existing stockholders.  Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors.  Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects.

Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

If we cannot raise additional funds on acceptable terms or at all, we may not be able to carry out all or parts of our strategy to maintain our growth and competitiveness or to fund our operations.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We may be unable to make acquisitions or enter into joint ventures, which could impair our growth prospects, and we may be unable to integrate, operate or realize the anticipated benefits of such businesses.

As part of our growth strategy, we may pursue selected acquisitions or joint ventures. We cannot assure you that we will be able to effect these transactions on commercially reasonable terms or at all. Any future acquisitions or joint ventures may require access to additional capital, and we cannot assure you that we will have access to such capital on commercially reasonable terms or at all. Even if we enter into these transactions, we may not realize the benefits we anticipate or we may experience difficulties in integrating any acquired companies and products into our existing business; attrition of key personnel from acquired businesses; significant charges or expenses; higher costs of integration than we anticipated; or unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, financial condition or results of operations. We may also issue additional equity in connection with these transactions, which would dilute our existing shareholders.

We could be subject to claims related to health or safety risks at our fitness clubs.

Use of our fitness clubs may pose potential health or safety risks to members or guests through use of our equipment, facilities and services.  There is a risk that claims will be asserted against us for injury or death suffered by someone using our facilities or services.  Personal injury claims and lawsuits can result in significant legal defense costs, settlement amounts and awards, and could have an adverse effect on our business, financial condition and result of operations or cash flow.  In addition to the risks of liability exposure and increased costs of defense, claims arising from our service may produce publicity that could hurt our reputation and business.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

After this Registration Statement is declared effective by the SEC, we will be subject to reporting obligations under U.S. securities laws. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules adopted by the Securities and Exchange Commission, every public company is required to include a management report on the company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements will first apply to our annual report on Form 10-K for the fiscal year ending on September 30, 2012.

There is no assurance that we will be able to maintain effective internal controls over financial reporting in the future. If we fail to do so, we may not be able to produce reliable financial reports and prevent fraud. Moreover, if we were not able to conclude that we have effective internal controls over financial reporting, investors may lose confidence in the reliability of our financial statements, which would negatively impact the trading price of our shares. Our reporting obligations as a public company, including our efforts to comply with Section 404 of the Sarbanes-Oxley Act, will continue to place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

We face risks related to health epidemics, severe weather conditions and other catastrophes, which could materially and adversely affect our business.

Our business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome, or SARS, another health epidemic, severe weather conditions or other catastrophes. In April 2009, influenza A (H1N1), a new strain of flu virus commonly referred to as “swine flu,” was first discovered in North America and quickly spread to other parts of the world, including China. In January and February 2008, a series of severe winter storms afflicted extensive damages and significantly disrupted people’s lives in large portions of southern and central China. In May 2008, an earthquake measuring 8.0 on the Richter scale hit Sichuan province in southwestern China, causing huge casualties and property damages. Because our business operations rely heavily on the efforts of individual employees as well as consumer spending, any prolonged recurrence of avian flu or SARS, or the occurrence of other adverse public health developments such as influenza A (H1N1), severe weather conditions such as the massive snow storms in January and February 2008 and other catastrophes such as the Sichuan earthquake may significantly disrupt our staffing and otherwise reduce the activity level of our work force, and/or reduce consumer demand for our managed fitness clubs, thus causing a material and adverse effect on our business operations.

Risks Related to Doing Business in China

PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent us from making additional capital contributions to our PRC Subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC Subsidiary. In order to provide additional funding to our PRC Subsidiary, we may make additional capital contributions to our PRC Subsidiary.

Any capital contributions we make to our PRC Subsidiary, must be approved by the PRC Ministry of Commerce or its local counterparts, and registered with the SAFE or its local counterparts. Such applications and registrations could be time consuming and their outcomes would be uncertain.

We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC Subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

All of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years or so, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, the PRC government still owns a substantial portion of productive assets in China. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Actions and policies of the PRC government could materially affect our ability to operate our business.

We derive all of our sales in China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our business.

All of our operations are located in China and our revenue is derived from our operations in China. We anticipate that our revenues generated in China will continue to represent all of our revenues in the near future.  Accordingly, our results of operations and prospects are subject, to a significant extent, on the economic, political and legal developments in China.  We are therefore subject to the risks associated with an economic slowdown or other adverse developments in the PRC.  Any such event could particularly harm our company if discretionary spending on health and beauty services and products is adversely impacted.  Moreover, the industry in which we are involved in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our health and beauty services and products.  In addition, the Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in reduced demand for our services and products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our services and materially and adversely affect our business.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business through our PRC Subsidiary in China. Our operations in China are governed by PRC laws and regulations. Our PRC Subsidiary is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Although since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

These uncertainties could limit the legal protections available to us and other foreign investors, including you, and may lead to penalties imposed on us because of the different understanding between the relevant authority and us. For example, according to current tax laws and regulation, we are responsible to pay business tax on a “Self-examination and Self-application” basis. However, since there is no clear guidance as to the applicability of those preferential treatments, we may be found in violation of the interpretation of local tax authorities with regard to the scope of taxable services and the percentage of tax rate and therefore might be subject to penalties, including but not limited to monetary penalties. In addition, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. But approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Under our current corporate structure, the primary source of our income at the holding company level is dividend payments from our PRC Subsidiary. Shortages in the availability of foreign currency may restrict the ability of our PRC Subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency needs, we may not be able to pay dividends in foreign currencies to our shareholders.

Our global income or the dividends we receive from our PRC Subsidiary may be subject to PRC tax under the EIT Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will be subject to the EIT at the rate of 25% on its worldwide income. The Implementation Rules of the EIT Law, or the Implementation Rules, define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria, only applicable to overseas registered enterprises controlled by PRC enterprises, not to those controlled by PRC individuals, for determining whether the “de facto management body” of a Chinese-controlled overseas-incorporated enterprise is located in China. However, it’s uncertain whether the State Administration of Taxation would make such criteria set forth in SAT Circular 82 in the future generally applicable to determination of the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. If we are deemed a resident enterprise, we may be subject to the EIT at 25% on our global income, except that the dividends we receive from our PRC Subsidiary will be exempt from the EIT to the extent such dividends are deemed as “dividends among qualified PRC resident enterprise.” If we are considered a resident enterprise and earn income other than dividends from our PRC Subsidiary, a 25% EIT on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

Under the applicable PRC tax laws in effect before January 1, 2008, dividend payments to foreign investors made by foreign-invested enterprises in China were exempt from PRC withholding tax. Pursuant to the EIT Law and the Implementation Rules, however, dividends payable by a foreign-invested enterprise in China to its foreign investors will be subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Hong Kong, where CFB Hong Kong, our wholly-owned subsidiary and the 100% shareholder of our PRC Subsidiary, is incorporated, has such tax treaty with China. Under the EIT Law and the Implementation Rules, if we are regarded as a resident enterprise, the dividends we receive from our PRC Subsidiary will be exempt from the EIT, because such dividend income and other distributions with respect to equity interests derived by a PRC resident enterprise from direct investment in another PRC resident enterprise is exempted under the EIT Law. If, however, we are not regarded as a resident enterprise, our PRC Subsidiary will be required to pay a 5% withholding tax for any dividends they pay to us subject to applicable PRC laws and regulations. As a result, the amount of fund available to us to meet our cash requirements, including the payment of dividends to our shareholders, could be materially reduced.

Under the EIT Law, dividends payable by us and gains on the disposition of our shares could be subject to PRC taxation.

Because there remains uncertainty regarding the interpretation and implementation of the EIT Law and its Implementation Rules, it is uncertain whether any dividends to be distributed by us, if we are regarded as a PRC resident enterprise, to our non-PRC corporate shareholders would be subject to any PRC withholding tax. If we are required under the EIT Law to withhold PRC income tax on our dividends payable to our non-PRC corporate shareholders, or if gains on the disposition of our shares are subject to the PRC EIT, your investment in our ordinary shares may be materially and adversely affected.

We rely principally on dividends and other distributions on equity paid by our PRC Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely principally on dividends from our PRC Subsidiary for our cash requirements, including any debt we may incur. Current PRC regulations permit our PRC Subsidiary to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC Subsidiary is required to set aside at least 10% of its after-tax profits each year as reported in its PRC statutory financial statements, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and our PRC Subsidiary that is considered foreign-invested enterprises is required to further set aside a portion of its after-tax profits as reported in its PRC statutory financial statements to fund the employee welfare fund at the discretion of the board. These reserves are not distributable as cash dividends. Furthermore, if our PRC Subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC Subsidiary to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 21.5% appreciation of the RMB against the U.S. dollar between July 21, 2005 and April 29, 2011. However, under the current global financial and economic conditions, it is impossible to predict with any certainty how the RMB will move vis-à-vis the U.S. dollar in the near future.

Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in RMB. We rely entirely on dividends and other fees paid to us by our PRC Subsidiary in China. Any significant appreciation or depreciation of the RMB against the U.S. dollar may affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, a further appreciation of the RMB against the U.S. dollar would make any new RMB-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into the RMB for such purposes. An appreciation of the RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into the RMB, as the RMB is our reporting currency. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our reported earnings, and may adversely affect the price of our shares.

The PRC Labor Contract Law and its implementing rules may adversely affect our business and results of operations.

On June 29, 2007, the Standing Committee of the National People’s Congress of China promulgated the Labor Contract Law, which became effective on January 1, 2008. On September 18, 2008, the State Council promulgated the implementing rules for the Labor Contract Law, which became effective upon adoption. This new labor law and its implementing rules have reinforced the protection for employees, who, under the existing PRC Labor Law, already have certain rights, such as the right to have written labor contracts, the right to enter into labor contracts for indefinite terms under specific circumstances, the right to receive overtime wages when working overtime, and the right to terminate in the labor contracts. In addition, the Labor Contract Law and its implementing rules have made some amendments to the existing PRC Labor Law and added some clauses that could increase cost of labor to employers. As the Labor Contract Law and its implementing rules are relatively new, there remains significant uncertainty as to their interpretation and application by the PRC government authorities. In the event that we decide to significantly reduce our workforce, the Labor Contract Law and its implementing rules could adversely affect our ability to effect these changes cost-effectively or in the manner we desire, which could lead to a negative impact on our business and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the People’s Republic of China.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, and especially given that we expect to be a publicly listed company in the U.S. and subject to regulation as such, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “No 10 Regulation”), which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require special purpose vehicle, or SPVs, formed by PRC individual for the purpose of acquiring PRC domestic companies under common control of such PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market.  In our case, the formation on October 30, 2009 by Chung Ming Thomas Tsang, a Hong Kong national, of China Fitness & Beauty Inc., a Delaware corporation, should not be deemed as a PRC individual’s acquisition of a PRC domestic company as contemplated by the No. 10 Regulation and we therefore have not applied to the CSRC for approval. Nonetheless, if the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

It may be difficult to effect service of process and enforcement of legal judgments upon us and our officers and directors because they reside outside the United States.

As our operations are presently based in PRC and all of our directors and officers reside outside of the United States, service of process on such directors and officers may be difficult to effect within the United States. Also, our main assets are located in PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some of our competitors, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China.  If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage.  Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

We have no plan to declare any dividends to shareholders in the near future.

We currently intend to retain our future earnings, if any, to support our operations and to finance expansion. The declaration, and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Risks Associated with Our Shares of Common Stock

You may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.

There is no established public trading market for our securities. After this document is declared effective by the U.S. Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTCBB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, you may be unable to liquidate its investment, which will result in the loss of your investment.

The offering price of the shares was arbitrarily determined, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

The offering price of $0.01 for the shares of common stock was based upon the sale price in our recent private placement. The sale price in the private placement was arbitrarily determined. The factors considered in determining the sale price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Therefore, the offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Future sales by our stockholders may negatively affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 10,000,000 shares of common stock outstanding as of May 16, 2011, 491,939 shares are, or will be, freely tradable without restriction upon the effective date of this registration statement, unless held by our “affiliates”. The remaining 9,508,061 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may in the future be resold under Rule 144.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our securities will be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

•	Make a suitability determination prior to selling a penny stock to the purchaser;

•	Receive the purchaser’s written consent to the transaction; and

•	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected revenues and profitability, (b) our plans for expansion of our business, (c) our ability to identify and enter into profitable management contracts with fitness clubs, (d) our ability to identify and develop our self-owned fitness clubs, (e) the regulation to which we are subject, (f) anticipated trends in our industry and (g) our needs for working capital.  These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

The selling stockholder is selling shares of common stock covered by this prospectus for its own account. We will not receive any portion of the proceeds from the sale or other disposition of the shares of common stock covered hereby, or interests therein, by the selling stockholder.

We have agreed to bear the expenses of the registration of the shares. We anticipate that these expenses will be $100,000.

DIVIDEND POLICY

The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

DETERMINATION OF OFFERING PRICE

No market currently exists for our common stock. Therefore, the offering price of $0.01 was based on the offering price of shares sold pursuant to our Regulation S issuance completed in March 2011 in which we issued a total of 9,950,000 shares of our common stock to 37 shareholders at a price of approximately $0.01 per share for an aggregate offering price of $100,000.

We also issued common shares to our legal counsel as partial compensation for legal services rendered. The per share price of such shares was consistent with the $0.01 per share valuation in the above mentioned offering.

DILUTION

The common stock to be sold by the selling stockholder is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the U.S. Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

MARKET FOR OUR COMMON STOCK

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 40 registered shareholders.

Registration Rights

We have not granted registration rights to the selling stockholder or to any other persons.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion contains forward-looking statements. Forward looking statements are identified by words and phrases such as “anticipate”, “intend”, “expect”, and words and phrases of similar import. We caution investors that forward-looking statements are only predictions based on our current expectations about future events and are not guarantees of future performance. Actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements due to risks, uncertainties and assumptions that are difficult to predict. We encourage you to read those risk factors carefully along with the other information provided in this current report and in our other filings with the Securities and Exchange Commission before deciding to invest in our stock or to maintain or change your investment. We undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law.

You should read this Management’s Discussion and Analysis in conjunction with the Consolidated Financial Statements and Related Notes.

Our Business

China Fitness & Beauty Inc. (“China Fitness” or the “Company”) is a development stage holding company that provides services in the fitness industry in China through its Chinese operating subsidiary. China Fitness was incorporated in Delaware on October 30, 2009. On December 14, 2009, China Fitness formed a wholly owned subsidiary, Fitness & Beauty Corporation Limited (“CFB Hong Kong”), in Hong Kong. On July 27, 2010, CFB Hong Kong formed a wholly owned subsidiary, Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. (the “PRC Subsidiary”), in Sichuan province, the People’s Republic of China (the “PRC”). The PRC Subsidiary is a wholly owned foreign enterprise, and the Company operates its businesses in the PRC through the PRC Subsidiary.

The main business of the PRC Subsidiary in the PRC is to operate fitness, yoga and beauty centers and clubs by providing consulting and/or management services for the existing centers and clubs, and investing in and developing new centers and clubs by co-operating with real estate developers. The PRC Subsidiary is committed to setting up, planning, managing, training, undertaking and implementing entrusted management for fitness and beauty centers and clubs. It mainly focuses on providing products and professional services on fitness, beauty and recreation to the people living in the surrounding residential area through fitness centers under its management. The centers and clubs are also open to the general public.

The Company’s slogan is “create an overall wellness lifestyle in China”, and it takes “spreading international health concept” as its mission. For each of the fitness centers currently under its management, it adopts a globally uniform managing system. The Company’s targeted customers are mainly young and middle-aged people, well-educated people and white collar people since these people are more concerned about their health and keeping fit, and these people have higher consumption ability. Therefore,  the Company’s goal is to provide programs, services and products that combine exercise, education and nutrition to help its members and customers achieve their fitness and beauty goals, to help them lead a healthy way of life and to achieve a richer lifestyle.

As of December 31, 2010, the Company had signed two management contracts with two fitness clubs in Hunan province and Jiangsu province. The Company currently generates revenue mainly through management consulting fees, service fees and commissions that are calculated and paid by the fitness clubs on a monthly basis.

Going Concern

The accompanying consolidated financial statements were prepared on the basis of accounting principles applicable to a going concern, which assumes the realization of assets and discharge of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company had an accumulated deficit of $59,825, shareholders’ deficit of $28,303 and a negative working capital of $29,417 as of December 31, 2010, and it generated $4,230 revenue from operations for the three months ended December 31, 2010. In addition, the PRC Subsidiary’s registered capital was $100,000. As of December 31, 2010, its contributed capital was $30,000, and the Company made an additional contribution to its registered capital of $70,000 on March 3, 2011.

The Company faces all the risks common to companies at the development stage, including capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. The Company's recurring losses raise substantial doubt about its ability to continue as a going concern. The Company's consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. The Company expects to profit from its business operations and that it will not require additional funding during the next twelve months.

Management believes its current and future developing plans will enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts which may differ from those in the accompanying consolidated financial statements.

Plan of operation

The Company’s current operating and developing plan is to primarily focus on relatively economically developed second tier cities but also with an eye on the key cities in the PRC. China Fitness has been in the development stage since its formation and has generated $4,230 revenue from operations for the three months ended December 31, 2010. During the next twelve months, the Company plans to enter into more management contracts as well as to begin opening its own fitness clubs, and it expects to take the following steps to develop its business and implement its plan of operations:

●	Manage 4 fitness clubs in Tianjin;

●	Manage 2 fitness clubs in Beijing;

●	Manage 2 fitness clubs in Jiangsu province;

●	Manage 1 fitness club in Guangdong province;

●	Manage 1 fitness club in Hunan province;

●	Operate 1 self-owned fitness club in Sichuan province.

Including the two fitness clubs the Company managed as of December 31, 2010, the Company expects to manage 10 fitness clubs and operate 1 self-owned fitness club in the PRC by December 31, 2011.  If the Company is unable to carry out its plans to open and retain all of these fitness clubs, its business and results of operations may be negatively affected.  See “Risk Factors—Risks Relating to Our Business—We are dependent on our ability to identify suitable sites and negotiate management arrangements with fitness clubs.”

Critical accounting policies and estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available when the estimates are made. However, actual results could differ materially from those results. While there are a number of significant accounting policies affecting the Company’s consolidated financial statements; the Company believes the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments. The Company has not made any material changes in the methodology used in these accounting polices since its formation.

Property, plant and equipment

Property, plant and equipment are recorded at cost.  Gain or loss on disposal of property, plant or equipment will be recorded in income at disposal. Expenditures for betterments, renewals and additions are capitalized. Repairs and maintenance expenses are expensed as incurred.

Depreciation of property and equipment for financial reporting purposes is provided using the straight-line method for assets with estimated lives of 2-3 years.

Impairment of Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, previously SFAS No. 144, the Company reviews the carrying values of long-lived assets whenever facts and circumstances indicate the assets may be impaired. Recoverability of assets to be held and used is measured by a comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by it.  If an asset is considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs of disposal. No impairment was recognized for the period from inception through December 31, 2010.

Revenue Recognition

Sales revenue is generally recognized when services are provided and payments of the customers or clients are received or collections are reasonably assured. Payments received in advance from customers or clients but not yet earned are recorded as deferred revenue.

Non-refundable membership fees that are prepaid on a non-refundable basis are recognized on a straight-line basis over the respective membership term.

As of December 31, 2010, the PRC Subsidiary had signed two management contracts with two fitness clubs in Hunan province and Jiangsu province. The PRC Subsidiary currently generates revenue mainly through management consulting fees, service fees and commissions that are calculated and paid by the fitness clubs on a monthly basis. The management consulting fee is either pre-determined depending on whether the club makes a profit or loss, or ranges from 8% to 12% of the club’s gross profit in the month. The amount of a service charge is pre-determined depending on which threshold level the club’s revenue reaches. The amount of commission either ranges from 10% to 25% of a club’s net profit or ranges from 1% to 2% of the club’s revenue. However, subject to the terms of the relevant management contracts, if the club makes a loss or fails to reach a pre-determined revenue threshold in the month, the PRC Subsidiary may need to compensate the club for a progressive percentage (ranging from 10% to 25%) of such shortfall under the Hengyang Agreement or 30% of the annual management fee under the Zhenjiang Agreement, according to the terms of the relevant contracts.

Recent accounting pronouncements

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with VIEs, codifies Statement No. 167, Amendments to FASB Interpretation No. 46(R). Among other provisions, this ASU amends FIN 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Additionally, ASU No. 2009-17 requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance. The provisions of ASU 2009-17 did not have a material effect on the Company’s consolidated financial statements.

In January, 2010, the FASB issued ASU 2010-06 Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, to enhance the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect the provisions of ASU 2010-6 to have a material effect on its consolidated financial statements.

In October 2010, the FASB issued ASU 2010-26, Financial Services—Insurance (Topic 944), to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. ASU 2010-26 specifies that the incremental direct costs of contract acquisition and certain costs related directly to the acquisition activities, such as underwriting, Policy issuance and processing, Medical and inspection, Sales force contract selling, which are performed by the insurer in the acquisition of new and renewal contracts should be capitalized.  This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company does not expect the provisions of ASU 2010-26 to have a material effect on its consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805), to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. Management is in the process of evaluating the impact of adopting this standard on the Company’s consolidated financial statements.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310), to temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 (Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses) for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring.  Under the existing effective date in Update 2010-20, public-entity creditors would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The deferral in this Update will result in more consistent disclosures about troubled debt restructurings. This amendment does not apply to nonpublic entities and does not defer the effective date of the other disclosure requirements in Update 2010-20. The deferral in this amendment is effective upon issuance. The Company does not expect this update to have any material effect on its consolidated financial statements.

Results of Operations for the following periods:

	From Inception, October 30, 2009, to September 30, 2010	Three Months Ended December 31, 2010	From Inception, October 30, 2009, to December 31, 2009	From Inception, October 30, 2009, to December 31, 2010
Revenues	$-	$4,230	$-	$4,230
Cost of service	-	4,657	-	4,657
Gross profit	-	(427)	-	(427)
General and administrative	26,211	33,187	930	59,398
Loss from operations	(26,211)	(33,614)	(930)	(59,825)
Loss before income taxes	(26,211)	(33,614)	(930)	(59,825)
Income tax expense	-	-	-	-
Net loss	(26,211)	(33,614)	(930)	(59,825)
Other comprehensive loss	(388)	(210)	-	(598)
Comprehensive loss	$(26,599)	$(33,824)	$(930)	$(60,423)

Revenues

The Company’s revenues for the period from inception through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the cumulative period from inception through December 31, 2010 was $0, $4,230, $0 and $4,230, respectively.

Cost of service

The Company’s cost of service for the period from inception through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the cumulative period from inception through December 31, 2010 was $0, $4,657, $0 and $4,657, respectively.

General and administrative expenses

General and administrative expenses mainly consist of legal and professional fees, depreciation, postage and other set-up costs. General and administrative expenses for the period from inception through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the cumulative period from inception through December 31, 2010 were $26,211, $33,187, $930 and $59,398, respectively.

Net loss

The Company’s net loss for the period from inception through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the cumulative period from inception through December 31, 2010 was $26,211, $33,614, $930 and $59,825, respectively.

Other comprehensive loss

The Company’s other comprehensive loss was $388, $210, $0 and $598 for the period from inception through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the cumulative period from inception through December 31, 2010, respectively. Other comprehensive loss resulted from foreign currency exchange changes.

The Company did not have any business operations for the period from inception through December 31, 2009, and the only number it had during the period was general and administrative expense. Therefore, a comparison of the Company’s results of operations for the period from inception through December 31, 2009 and for the three months ended December 31, 2010 is not meaningful.

Liquidity and Capital Resources

The Company currently finances its operations from capital contributed by its shareholders and borrowings from related parties. As of September 30, and December 31, 2010, the Company had cash and equivalents of $30,701 and $1,215, respectively.

The net cash used by operating activities during the period from inception through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the cumulative period from inception through December 31, 2010 was $26,188, $15,156, $0 and $41,344, respectively.

Net cash used in investing activities was $836, $375, $0 and $1,211 for the period from inception through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the cumulative period from inception through December 31, 2010, respectively. Such amounts reflect the fact that our PRC Subsidiary purchased some office equipment.

Net cash provided by financing activities was $58,113 for the period from inception through September 30, 2010, which included an inflow of $25,993 due to the borrowings from a related party, Mr. Chung Ming Thomas Tsang, who is our Chief Executive Officer and a director and shareholder of China Fitness; and an inflow of $32,120 from capital contributed by its shareholders. Net cash used in financing activities was $14,173 for the three months ended December 31, 2010, which included an inflow of $6,007 due to the new borrowings from Mr. Tsang, and an outflow of $20,180 due to the amount paid back to Mr. Tsang by the Company. Net cash provided by financing activities was $930 for the period from inception through December 31, 2009, which was due to the capital contribution by shareholders. Net cash provided by financing activities was $43,940 for the cumulative period from inception through December 31, 2010, which included a capital contribution of $32,120 by its shareholders, a borrowing of $32,000 from Mr. Tsang, and a return of $20,180 to Mr. Tsang.

On a going-forward basis, the Company’s primary requirements for cash over the next 12 months consist of:

●	Taking more fitness clubs under management;

●	developing co-operating relationships with more real estate developers;

●	developing market in the PRC;

●	promoting sales activities;

●	paying salaries to its employees;

●	opening fitness centers in the PRC; and

●	purchases of new equipment.

The Company anticipates its current operating activities will enable it to meet its anticipated cash requirements for the next twelve months. To the extent necessary, it intends to rely on its internally generated funds to support its operational cash needs.

Management Assumptions

Management anticipates, based on internal forecasts and assumptions for the Company’s current operations that existing cash and funds generated from operations will be sufficient to meet working capital for at least the next 12 months. If the Company’s plans change, its assumptions change or prove inaccurate or if other capital resources and projected cash flow otherwise prove to be insufficient to fund operations (due to unanticipated expenses, technical difficulties, or otherwise), the Company could be required to seek additional financing. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to it, or at all.

Contractual Obligations

Operating Lease Commitment

The Company has one operating lease for its office in Chengdu which expired March 31, 2011. The Company renewed the lease for six months until September 30, 2011. For the period from inception through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the period from inception through December 31, 2010, the Company incurred rent of $224, $675, $0 and $899, respectively. In March 2011, the Company signed a new operating lease agreement for a staff dormitory in Tianjin which expires in March 2012. At December 31, 2010, total future minimum lease payments under operating leases were $11,113.

Capital Contribution

Pursuant to PRC laws and regulations, our PRC Subsidiary was required to receive a contribution of its registered capital of $100,000 by July 26, 2011. As of December 31, 2010, $30,000 of such amount had been contributed. The remaining required capital contribution of $70,000 was made on March 3, 2011.

Off Balance Sheet Arrangements

As of December 31, 2010, the Company had no off balance sheet arrangements.

BUSINESS

Overview

We are a development stage company specializing in providing management services to fitness centers in China. We currently provide management services to two fitness centers in China.

The fitness centers under our management currently provide programs, services and products that combine exercise, education and nutrition to help the members and clients of the fitness centers to achieve their fitness goals so as to provide them with a better quality of life and a healthier and richer lifestyle – what we call a “Wellness” lifestyle. These services include professional personal training, group exercise classes, comprehensive fitness assessments, educational demonstrations, nutrition coaching, weight loss programs, and yoga centers including hot yoga.

As of the date of this filing, we are currently managing two fitness centers in China, one in Zhenjiang, Jiangsu province, and the other one in Hengyang, Hunan province, with an aggregate size of 3,600 square meters for both such facilities.

Our corporate address is Room 0336, 3rd floor, Jiangxi Street, Wuhou District, Chengdu, Sichuan province, China, 610041 and our telephone number is 86-28-8551-3003.

Background and Organization

General

We were incorporated as a Delaware corporation on October 30, 2009 under the name China Fitness & Beauty Inc.  On December 14, 2009, we established our wholly owned Hong Kong subsidiary, Fitness & Beauty Corporation Limited, which in turn owns 100% of Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd., a Chinese wholly foreign owned enterprise incorporated on July 27, 2010 (the “PRC Subsidiary”). All of our operations are conducted through our PRC Subsidiary.

On March 3, 2011, we issued a total of 9,950,000 shares of our common stock, $0.0001 par value per share, to several non-U.S. persons in consideration for their investment of $100,000, which has been used for the capital contribution to our PRC Subsidiary. Pursuant to the PRC laws and regulations, our PRC Subsidiary is a wholly foreign owned enterprise. The issuance was made pursuant to an exemption from registration contained in Regulation S under the Securities Act of 1933, as amended.

Our corporate organization structure as of the date of this filing is summarized below:

Our Business

Overview

We are a company specializing in providing management services to fitness centers in China. Our services include market research services on the fitness industry, advisory services on the design and establishment of fitness centers as well as management services for existing fitness centers.

We currently provide management services to two fitness centers in China. Pursuant to the management consultation agreements governing our relationship with these fitness centers, we derive most of our management consultation fees primarily based on certain revenue/profit sharing arrangements with such fitness centers in addition to a small base management consultation fee. These management consultation fees will be calculated based on the formulas set forth in such management consultation agreements and paid to us on a monthly basis.

The fitness centers under our management currently provide programs, services and products that combine exercise, education and nutrition to help the members and clients of the fitness centers to achieve their fitness goals so as to provide them with a better quality of life and a healthier and richer lifestyle – what we call a “Wellness” lifestyle. These services include professional personal training, group exercise classes, comprehensive fitness assessments, educational demonstrations, nutrition coaching, weight loss programs, and yoga centers including hot yoga.

As of March 31, 2011, the two fitness centers under our management have approximately 2,500 members in the aggregate. We generally open our managed facilities for twelve hours a day, seven days a week.  We typically experience the highest level of member and client activity at our managed fitness centers during the hours of 3:00 p.m. – 10:00 p.m. Our current individual members typically range in age from 20 to 50 years old, and are mainly civil servants, residents of surrounding communities, company managers and white-collar workers.

Our Services, Programs and Products

As a company specializing in providing management services to fitness centers in China, our services include market research services on the fitness industry, advisory services on the design and establishment of fitness centers as well as management services for existing fitness centers.  Our management services to existing fitness centers include formulation of various internal operational rules, systematic training of the staff with a special focus on the personal trainer, and equipment management (including advice on the procurement, daily usage and maintenance of equipment). For each of the fitness centers under our management, we anticipate that we will assign three employees to be stationed in such fitness center location, who will act as general manager, sales manager and operating manager for such location.

For each of the fitness centers under our management, we are actively promoting a “Wellness” lifestyle to members and clients of the fitness centers, which seeks a balance of nutrition, exercise and way of life, rather than fitness alone. We define "Wellness" as a multidimensional state of being positively healthy both physically and spiritually in an individual as exemplified by quality of life and a sense of well-being. More specifically, we believe that "Wellness" consists of the following six key elements:

Body- Stimulate the vitality of the body through physical exercise.

Mind- Drift away from worldly concerns, release pressure and stabilize emotion.

Spirit- Spark your inspiration and preserve the spirit of sportsmanship.

Nature- Lead a green cultural and low carbon life.

Fun- Enjoy the happiness of life and learn to respect and be grateful for life.

Lifestyle- Collect the five above-mentioned elements and shape your wellness lifestyle.

Although the primary purpose of working out is typically to keep fit and healthy, we believe that practicing inner strength is equally important. We believe that Wellness, namely the distillation of life, body, mind, spirit, nature, fun and lifestyle, is a key to the well-being of body and soul and finding the deeper meaning of life.

Under this principle, we’ve carefully designed and categorized the services to be provided in the fitness centers under our management to ensure a balanced range of services which could cover each and every of the six key elements, and the combination of which should lead the members and clients of the fitness centers to their respective Wellness lifestyle. To achieve this goal, we’ve also provided systematic training to our personal trainers so that they are well-positioned to guide the members and clients of the fitness centers and recommend to them a combination of services tailored for their particular needs.

To help the members and clients of the fitness centers to achieve their “Wellness” goal, the fitness centers under our management offer them the following services and programs:

What We Do	Corresponding Wellness Elements
Cardiovascular equipment	Body
Resistance equipment
Free-weight equipment
Professional personal training
Group exercise training
Comprehensive fitness assessment
Educational demonstrations
Weight loss programs
Nutrition coaching
Organizing member participation in marathons
Dancing exercise classes
Summer interest classes
Outdoor sports activities	Fun
Travel activities
Organizing member participation in marathons
Yoga, including hot yoga	Mind
Lectures on psychological consultation
Lectures on nutrition-cooking tips
Yoga for kids
Fitness for kids	Lifestyle
Mother-baby practicing classes
Travel activities
Organizing member participation in marathons
Yoga, including hot yoga	Spirit
Travel to follow the steps of Yoga-spirit
Lectures on green diet
Origin of Yoga-search lecture	Nature
Outdoor sports activities
Travel activities

On April 29, 2011, we entered into a cooperation agreement with Sports Academy of Jiangsu University of Science and Technology (“JUST”), pursuant to which we will assist JUST to incorporate international certified fitness courses into its existing curriculum and jointly establish a platform for training and internship. We expect not only to strengthen our brand recognition from this cooperation with JUST, but also to secure access to a significant number of candidates for our existing management business as well as future expansion.

The Market for Our Services in China

Current market situation in China

Today, urban residents of large and medium-sized Chinese cities spend more time and money in health and fitness clubs, seeking a scientific and customized recipe for their physical fitness in order to balance their work lives with personal interests and overall wellness. For many individuals, the most important aspect of working out is to perform exercises in a more scientific and healthful manner.  We believe that the rapid expansion of the urban middle class population and continuous economic growth in China will provide the fitness industry with sustainable growth for the foreseeable future.

We believe there is a large potential market for services that meet people's desire to feel good and look good, and many local Chinese investors have invested in companies dealing in beauty, spas, fitness, yoga and leisure activities.  The market potential is obviously large but profits are slow at some clubs. Some market participants have been attempting to increase their membership by cutting membership fees and competing on cost.

We believe that few local investors have a thorough understanding of the wellness industry as well as management and operational experience in China. On the other hand, we believe that foreign management and operators still need some time to understand the local market, and more importantly, to understand the local political and financial issues and the consumption behavior of Chinese citizens.

Although we believe that the fitness markets in China are developing rapidly, such markets face certain challenges.  In China, the markets for fitness clubs are currently relatively unsegmented. While in the U.S., different clubs position themselves based on their target demographic (such as marital status, gender, age, social status, pricing, etc.), in China, most fitness clubs currently compete on pricing alone. We believe, however, that market segmentation similar to the segmentation in the U.S. will develop over time.  The majority of customers of fitness clubs in China are well-educated, middle class residents with substantial disposable income seeking to demonstrate their social status. As such, they have developed certain tastes and various demands, and focus on building a specific lifestyle. In order to grow our business, we therefore must analyze their demands carefully and position ourselves accordingly. If our analysis of our clients’ demands is not accurate or we fail to successfully design or adjust our services to them, it will become more difficult for us to capture market share or gain considerable return.

As the market entry costs are relatively low and new fitness clubs can attract considerable numbers of customers through aggressive advertising before opening, the fitness centers under our management face considerable competition from new competitors, as well as established competitors.  However, customer expectations regarding services similar to the ones we offer are relatively high.  We believe that due to poor customer service, inferior services and products and lack of managerial skills, many customers eventually do and will become disappointed, choosing to leave such new competitors and providing us with an opportunity to seize market share either through new membership to fitness centers under our management or through our taking over management of such poorly-run fitness centers.  In order to maintain our member and client base and attract new customers, we seek to continuously improve our services and engage in extensive market research to learn more about our member and client needs, demands and trends.

Our services and products are tailored to customers who appreciate quality and personalized service from well-trained professionals. We expect that this customer base, coupled with the growing demand for health and fitness facilities in China, should positively impact our future revenues.

Our advantages

We believe that we have a competitive edge because of our management team. Our core management staff are primarily from Hong Kong with extensive management experience in the fitness industry in several regions in Asian, such as Hong Kong, Taiwan and mainland China, with more than 10-20 years average experience in the fitness industry. We believe that through their professional study in the U.S. and Hong Kong as well as their years of hands-on experience, our core management staff have accumulated a thorough understanding of the wellness industry, advanced western managerial skills and international vision, as well as management and operational experience in China, thus enabling them to effectively operate fitness centers with western management skills with a view to design and tailor the services to be provided by the fitness centers from time to time to best meet the local members’ health and fitness needs.

We have witnessed the transformation of the industry from bodybuilding to fitness, from aerobic to yoga, and now evolved to “Wellness”. We believe that the personal trainer, who has the most time dealing with the members on a personal level, is the key to our success. We are in the process of integrating our sales and training functions in the fitness centers under our management, where we continuously strengthen the sales skill of our personal trainers and switch more and more sales functions from the current sales staff to the personal trainers. We believe that our personal trainers, with their specialized knowledge and expertise, once acquainted to the sales functions, should better serve and sell our products to the fitness club members, which eventually may lead to the complete replacement of our sales staff by personal trainers. Upon completion of this integration process, we expect to enjoy reduced operational costs for the Company.

We intend to expand the services provided by existing fitness centers currently under our management and to increase the number of fitness centers under our management. Our ultimate goal is to link different fitness clubs, yoga centers, beauty centers, and multi-leisure complexes together into a chain or alliance across China, to enjoy economies of scale and build our brand as the “Wellness” brand in China.

Our Facilities

The following table provides information regarding the facilities we currently manage.

No.	Legal Name	Commercial Name	Year Opened	Location
1.	Zhenjiang Runzhou Wei Shi Bao Fitness Management Co., Ltd.	Junyue Fitness & Spa Club (Wanda branch)	April, 2010	Room 101, Building 60, Rongjinyuan, Huadu Famous City, Runzhou District, Zhenjiang, Jiangsu province
2.	Hengyang Best Physical Culture Co., Ltd.	The Phyllis Club	March, 2011	Room 403, Unit 2, Building E, Fu-home, No.58, Baiyun Road, High-tech District, Hengyang, Hunan province

Our Plan of Operation

We currently provide management services to two fitness centers in China. Pursuant to the management consultation agreements governing our relationship with these fitness centers, we derive most of our management consultation fees primarily based on certain revenue/profit sharing arrangements with such fitness centers in addition to a small base management consultation fee. These management consultation fees will be calculated based on the formulas set forth in such management consultation agreements and paid to us on a monthly basis. We gain more revenue as the revenue or the profit of the facilities goes up.

The term of our Hengyang management consultation agreement (the “Hengyang Agreement”) is from September 8, 2010 to December 31, 2011. Pursuant to the Hengyang Agreement, we derive most of our management consultation fees primarily based on a progressive revenue/profit sharing arrangement with the fitness center in Hengyang in addition to a small base management consultation fee. The fitness center may, upon our breach of the Hengyang Agreement, including for our failure to achieve monthly revenue of RMB300,000 for any two consecutive months, unilaterally terminate the Hengyang Agreement, demand liquidated damages equal to 30% of the annual management fees and pursue other equitable remedies, subject to the terms and conditions of the Hengyang Agreement. Please refer to the Hengyang Agreement filed as Exhibit 10.3 to this registration statement for details.

The term of our Zhenjiang management consultation agreement (the “Zhenjiang Agreement”) is from December 6, 2010 to November 30, 2011. Pursuant to the Zhenjiang Agreement, we derive most of our management consultation fees primarily based on a progressive profit sharing arrangement with the fitness center in Zhenjiang in addition to a small base management consultation fee. Subject to the terms and conditions of the Zhenjiang Agreement, we are obligated to compensate the fitness center for a certain percentage (ranging from 10% to 25%) should it incur a monthly loss based on the same progressive rate. The fitness center may, upon our breach of the Zhenjiang Agreement, unilaterally terminate the Zhenjiang Agreement and demand liquidated damages in the amount of RMB100,000 and pursue other equitable remedies, subject to terms and conditions of the Zhenjiang Agreement. Please refer to the Zhenjiang Agreement filed as Exhibit 10.2 to this registration statement for details.

The revenues of the fitness centers are generated through membership fees, personal training services, sales of products that complement and supplement our services, and the tuition the fitness centers charge their members for participating in certain special courses.

Our managed fitness clubs currently offer different levels of membership and price structures. New and renewing members can choose among three-month, twelve-month and twenty four-month memberships as well as long term memberships for three and five years based on their individual needs, or entrance cards allowing any holder multiple entries to the fitness centers.  For the fitness centers under our management, once a member signs up for the service and chooses the membership term, the member is required to prepay the membership fee for the entire term.  Such prepaid membership fee is non-refundable if the member decides to cancel the membership before the term expires.  No other fees have to be paid by the member to maintain the membership.

Our services to the fitness centers we manage include the following:

●
Increase membership sales. To increase membership sales, we provide intensive and systematic sales training to the existing staff of the facilities with whom we contract, with a special focus on training personal trainers. Our skilled sales and marketing team gives the existing staff and facilities new sales ideas and marketing strategies.

●
Increase personal training sales. We give intensive sales training, “Wellness” training, and fitness-related certificate courses to the personal trainers of the existing facilities. As we believe most of the personal trainers in China are not well equipped with adequate job-related knowledge, especially regarding communications and selling skills, we expect significant income growth from personal training sales after our training.

●
Increase spending per member/client and revenue generated from products and services. We review and restructure the facilities that we operate to strive to achieve profit maximization and increased value. We develop additional fee-generating members’ programs, including individual and group sessions with certified personal trainers, sports specialists and event coordinators to increase members’ spending. We also expect to generate additional revenue by cross selling products or equipment during the programs.

We offer a variety of in-center programs, products and services, including individual and group sessions with certified professional personal trainers, member activities programs, sales of nutritional supplements, yoga mats, sports clothes, beauty products, beauty treatments and beverages and locker rentals. We expect to continue driving in-center revenue by cross-selling services, increasing sales of our current in-center products and services and introducing new products and services to our members.

●	Increase membership and customer base. Based on our experience, revenues from a fitness center increase significantly during its first four years of operation.

By the end of the first full year of operations, a fitness club has typically achieved modest membership contributions and is cash flow positive. By the end of the second full year of operations, a fitness center has typically generated significantly better membership contributions as the member base grows with minimal incremental fixed operating costs. By the end of the fourth full year of operations, a typical fitness center has matured with memberships at or near capacity.

As the two fitness centers we are managing are in their first year, we expect to have a strong and solid base of membership and to be profitable with respect to the sales of retail products.

Our Growth Strategy

Our growth strategy is driven by the following primary elements:

●
Contract to manage existing facilities. Based on our previous work experience, we have carefully worked out a sophisticated system to locate what should be the most marketable fitness clubs. In determining whether to contract to manage any fitness center, we will first evaluate the market, profitability and growth potential of such fitness center by analyzing general data about the city where it is located, such as population, average salaries, disposable income, etc. Then we will dispatch an on-site team to carefully observe the surrounding environment and look into any other features or factors that may have a significant impact on the future operation of such fitness center. For example, during our on-site observation of the fitness center in Zhenjiang, we realized that there was an on-going construction of a high-end real estate complex within the vicinity of the fitness center, which eventually led us to take the facility under our management. The on-site screening process alone usually will take about a week. We also intend to identify and contract with fitness centers that have not been well operated in the past but with a good location and potential according to our market research and screening process. We will only commence our commercial negotiations with owners of a fitness center after we have drawn a favorable conclusion from the above-mentioned screening process that such fitness center is a good fit to our portfolio facilities under management.

In the past year, we have evaluated six potential target fitness centers, among which, we have selected the ones in Zhenjiang and Hengyang to be those under our management.

In addition to that, the concept of “Wellness” we introduced into our operation could distinguish us from others and sharpen our competitiveness. Furthermore, we are very much committed to apply all the resources our core management team has gained over the past nearly 20-year experience engaging in the industry to develop new business opportunities.

●	Cooperate with property developers. We believe that the residential clubhouse will be increasingly marketable as a result of the Chinese people’s growing aspirations for fitness.

Nowadays, most middle- to high-level residential building developments in urban China include well-equipped clubhouses, most of which are membership-based, as in the developer’s perspective, the availability of club membership should help to increase sales of the residence units.

Given that property developers usually lack the necessary skills in terms of management of fitness and beauty clubs, and the preference of most property developers is to avoid the distraction and financial risk of operating fitness clubs, we will put great efforts into pursuing these business opportunities.

We are actively promoting our services to property developers, which include pre-operation design, decoration and equipment procurement advisory services and post-operation management services.

●
Develop or acquire self-owned new facilities.  Once we have achieved stable positive cash flow and it becomes financially feasible, we intend to develop or acquire our own facilities, which could significantly increase our profit margin and reduce the uncertainty with respect to early termination of management services in fitness centers that we contract to manage.

We are currently evaluating 15 fitness centers as potential candidates to be incorporated into our portfolio fitness centers under management, among which, we have made favorable conclusions with respect to 7 fitness centers after our on-site screening process. Our goal is to have 10 or more facilities under our management and 1 self-owned facilities by the end of fiscal year 2011, although there can be no assurance that such goal will be achieved.  We plan to fund the opening of self-owned facilities from future operating cash flows, organic growth and possible future financings, although there can be no assurance that such cash flows or financings will be available in the future as planned.

Our Marketing Strategy

Our goal is to expand into a nationwide management business with our brand as a widely-recognized name in the fitness and beauty clubs industry. We have actively networked and maintained good relationships with people working in this industry. We have good relationships with the suppliers of fitness equipment in China. Also, members of our senior management team are well experienced in projects related to fitness and beauty clubs in mainland China and they have wide contacts and resources too. We believe such experience and contacts will be our strength in terms of marketing ourselves.

We not only focus on traditional marketing methods like regular advertisement, but also intend to try multi-media platforms and utilize our customer database, including telemarketing, membership promotion events, product cross-selling, e-marketing, members’ referral programs and national exhibitions on fitness & beauty. However, we believe that our members are the greatest salespersons for our products and services. Through our membership referral program, or MAP - member award program, we use coupon rebates, prizes and honors to encourage members to influence their friends and families to join our facilities.

On the other hand, we are striving to provide better services and organize member activities so as to gain prospects by “word-of-mouth”.

Competition

Although the fitness and beauty markets in China are developing rapidly, such markets face certain challenges. While in the U.S., different clubs position themselves based on their target group (such as marital status, gender, age, social status, pricing, etc.), in China most fitness clubs and beauty salons currently only compete on pricing.  We believe, however, that market segmentation similar to the segmentation in the U.S. will be the future in China as well.

In the short-term, we face the challenge of price competition with our competitors.  Management believes that due to changes in consumer taste, health and fitness is no longer a “hobby,” and that consumers’ focus on the health and fitness market has shifted to quality and professionalism of service instead of pricing.

We believe we distinguish ourselves from our competitors by promoting the concept of total wellness, which seeks a balance of nutrition, exercise and an overall way of living, rather than simply fitness.  It distinguishes our business and in turn constitutes our unique and effective selling point in the Chinese market. We believe that our “Wellness” concept can widen our products’ market segment as it will extend our range of clients from well-educated working middle class residents to children, young couples and retired people. On the management side, although there are many companies with similar strategies, we believe that our strength, international management expertise, is hard to copy by our competitors.   In order to stand out in the competition, we also concentrate on the selection of cities based on our market research. As for the selected cities, we will adjust our business strategy and conduct business accordingly to better serve local demands, for example, in more cosmopolitan cities, we will introduce more advanced fitness equipment with better recognized brands to make sure we suit the local market well in the most cost-effective way.

Intellectual Property

We currently have the domain name www.chinafitbeauty.com registered by our PRC Subsidiary, and the website is currently under construction.

Seasonality

Our commission and fee revenues are subject to fluctuations as a result of the seasonality of our business.  In our experience, our commission and fee revenues tend to be higher from March to November and lower from December to February. The factors that cause these variations are not within our control. Specifically, consumer demand for fitness can influence the timing of renewals, new business and lost business, which generally includes membership that are not renewed and cancellations. As a result, you may not be able to rely on quarterly or annual comparisons of our operating results as an indication of our future performance.

Government Regulation

Because our principal operating subsidiary is located in the PRC, our business is regulated by the national and local laws of the PRC. We believe our conduct of business complies with existing PRC laws, rules and regulations.

General Regulation of Businesses

On June 29, 2007, the Standing Committee of the National People’s Congress of China promulgated the Labor Contract Law, which became effective on January 1, 2008. On September 18, 2008, the State Council promulgated the implementing rules for the Labor Contract Law, which became effective upon adoption. This new labor law and its implementing rules have reinforced the protection for employees, who, under the existing PRC Labor Law, already have certain rights, such as the right to have written labor contracts, the right to enter into labor contracts with indefinite terms under specific circumstances, the right to receive overtime wages when working overtime, and the right to terminate the labor contracts. In addition, the Labor Contract Law and its implementing rules have made some amendments to the existing PRC Labor Law and added some clauses that could increase cost of labor to employers.

According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees. We are required to pay no less than local minimum wages to our employees. We are also required to provide employees with labor safety and sanitation conditions meeting PRC government laws and regulations and carry out regular health examinations of our employees engaged in hazardous occupations.

Regulation of Physical Culture and Sports

According to the “China Law on Physical Culture and Sport”, the administrative department for physical culture and sports under the State Council is in charge of the operation of physical culture and sports throughout China. Other relevant departments under Chinese State Council administer the operation of physical culture and sports within their respective functions and powers.

China practices a skill-grading system for social sports instructors, who shall guide social sports activities. The social sports instructors are classified into 4 categories, Class III, Class II, Class I and State Level. Each Class of the instructors must be trained accordingly. State Level instructors (the highest level) must have a minimum of five years of relevant experience.

Regulations on Foreign Exchange

Foreign Currency Exchange

Foreign exchange regulation in China is primarily governed by the following rules:

•	Foreign Currency Administration Rules (1996), as amended, or the Exchange Rules; and

•	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Exchange Rules, the RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the SAFE.

Under the Administration Rules, foreign-invested enterprises may only buy, sell or remit foreign currencies at those banks authorized to conduct current account foreign exchange transactions after providing valid commercial documents and, in the case of capital account transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Development and Reform Commission.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned companies include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended; and

•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended.

Under these regulations, wholly foreign-owned companies in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards. In addition, these wholly foreign-owned companies are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, until the accumulative amount of such fund reaches 50% of its registered capital and to further set aside a portion of its after-tax profits as reported in its PRC statutory financial statements to fund the employee welfare fund at the discretion of the board. These reserve funds are not distributable as cash dividends.

Regulation on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the SAFE, jointly adopted the Provisions on the Takeover of Domestic Enterprises by Foreign Investors or M&A Rule which became effective on September 8, 2006. The M&A Rule purports, among other things, to require offshore SPVs, formed for overseas listing purposes and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

See “Risk Factors—Risks Related to Doing Business in China—If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.”

Regulations on Tax

PRC Enterprise Income Tax

The PRC EIT is calculated based on the taxable income determined under the PRC accounting standards and regulations, as well as the EIT law. On March 16, 2007, the National People’s Congress of China enacted the EIT Law, a new EIT law which became effective on January 1, 2008. On December 6, 2007, the State Council promulgated the Implementation Rules which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the EIT Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the EIT Law. The EIT Law imposes a uniform EIT rate of 25% on all domestic enterprises and foreign-invested enterprises unless they qualify under certain exceptions. Under the EIT Law, as further clarified by the Implementation Rules, the Transition Preferential Policy Circular and other related regulations, enterprises that were established and already enjoyed preferential tax treatments before March 16, 2007 will continue to enjoy them in the following manners: (i) in the case of preferential tax rates, for a five-year period starting from January 1, 2008, during which the tax rate will gradually increase to 25%; or (ii) in the case of preferential tax exemption or reduction for a specified term, until the expiration of such term. However, if such an enterprise has not enjoyed the preferential treatments yet because of its failure to make a profit, its term for preferential treatment will be deemed to start from 2008.

Under the EIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC EIT at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and management over the business, personnel, accounts and properties of an enterprise. Because substantially all of our operations and all of our senior management are located within China, we may be considered a PRC resident enterprise for EIT purposes, in which case: (i) we would be subject to the PRC EIT at the rate of 25% on our worldwide income; and (ii) dividend income received by us from our PRC Subsidiary, however, would be exempt from the PRC withholding tax since such income is exempted under the EIT Law for a PRC resident enterprise recipient.

PRC Business Tax

Taxpayers providing taxable services in China are required to pay a business tax at a normal tax rate of 5% of their revenues, unless otherwise provided.

Dividend Withholding Tax

Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises are exempt from PRC withholding tax. Pursuant to the EIT Law and the Implementation Rules, dividends generated after January 1, 2008 and distributed to us by our PRC Subsidiary are under a 5% withholding tax subject to PRC laws and regulations, provided that we are determined by the relevant PRC tax authorities to be a “non-resident enterprise” under the EIT Law. However, as described above, we may be considered a PRC resident enterprise for EIT purposes, in which case dividends received by us from our PRC Subsidiary would be exempt from the PRC withholding tax because such dividend income and other distributions with respect to equity interests derived by a PRC resident enterprise from direct investment in another PRC resident enterprise is exempted under the EIT Law.

As there remains uncertainty regarding the interpretation and implementation of the EIT Law and the Implementation Rules, it is uncertain whether any dividends to be distributed by us, to our non-resident enterprise shareholders would be subject to any PRC withholding tax.

Employees

As of the date of this filing, we have fifteen full-time employees.  All of our employees have entered into employment contracts with our PRC Subsidiary. Our employees work in the functional units as indicated in the table below.

Department	Total Number
Management	4
Other Administration	4
Sales & Operations	5
Beauty and Spa Professionals	1
Fitness Professionals	1

We have not experienced any work stoppages and we consider relations with our employees to be good.

Properties

Our executive office is located in Chengdu in the PRC and occupies approximately 42 square meters.  We rent our executive office for RMB1,500 per month pursuant to a Lease Contract which expires on September 30, 2011.

Our PRC Subsidiary also leases an apartment with approximately 169 square meters under the name of one of our employees in Tianjin as employee housing. We rent the residential apartment for RMB5,400 per month pursuant to a Lease Contract which expires on March 6, 2012.

We believe we will be able to renew these leases on comparable terms.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Executive Officers and Directors

On January 28, 2011, the sole member of the board of directors, Chung Ming Thomas Tsang, by written consent elected and appointed the three individuals set forth below as additional members of our board of directors and the other individuals as management. The following table sets forth, as of May 16, 2011, the names and ages of our directors and executive officers. The directors will hold such office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Name	Age	Position
Chung Ming Thomas Tsang	46	Director, Chief Executive Officer, President and Secretary
Shi Wen	28	Director
Kwok Chuen Kevin Ng	46	Director
Chang Kung Alex Hsiung	48	Director
Pai-Nien Chou	60	Chief Financial Officer
Ho Man Li	34	Chief Operating Officer
Siu Hang Tam	27	Chief Marketing Officer
Lan Lin	37	Human Resource Manager

Business Experience

The following summarizes the occupation and business experience for our officers, directors and key employees.

Chung Ming Thomas Tsang, Director, Chief Executive Officer, President and Secretary.
Mr. Tsang has served as a director of the Company since October 2009 and as Chief Executive Officer, President and Secretary of the Company since January 2011. With more than 20 years fitness, spa and leisure industry experience, Mr. Tsang has taken leading managerial roles in various companies in Hong Kong, mainland China and elsewhere in Asia. Mr. Tsang was with The GYM-Hong Kong as an Administrative Manager in 1991. He was one of the founders of The Lift Club (T.L.C.) – the first fitness chain in Hong Kong in 1996. From January 2002 until June 2003, he served as the Financial and Administrative Director for the Asian Academy for Sports & Fitness Professionals (AASFP). In July 2003, Mr. Tsang formed Victorman Sports Development Ltd. to develop the fitness and sports market in China. From April 2005 until February 2009, Mr. Tsang served as a Deputy General Manager of Beijing Chang Chun Teng Fitness Club Management Co. Ltd., where he played an essential role in setting up and operating 25 Hours Fitness Clubs at Beijing Maliandao center, Beiyuan center and Chengdu Qingyang center. Mr. Tsang was selected as a director because of his extensive experience and connections in the fitness, spa and leisure industry and his extensive managerial experience.

Shi Wen, Director
Ms. Wen has served as a director of the Company since January 2011. Since September 2008, Ms. Wen has served as the Administrative Director of Sichuan Shang Shang Lawyers, an entity primarily focusing on legal consulting. From August 2007 to August 2008, Ms. Wen was the Sales Director of Chengdu Kang De Advertising Co., Ltd., an advertising firm. Ms. Wen received a Bachelor’s Degree of Arts from Sichuan Normal University. Ms. Wen was selected as a director because of her experience in sales and advertising as well as legal consulting.

Kwok Chuen Kevin Ng, Director
Mr. Ng has served as a director of the Company since January 2011 and as Deputy General Manager of our PRC Subsidiary since August 2010. From December 2001 to May 2004, Mr. Ng was a General Manager of Total Fitness Chain, an entity which owns over 20 clubs in China. From June 2004 to July 2010, Mr. Ng worked as a Director and General Manager with Honorpro Sports & Leisure Management Company, which managed projects including Guangzhou Zone Action Fitness & Spa Chain, Guangzhou Luhu Golf & Country Club, Clark Hatch Fitness Club & Spa Chain, a company with over 60 clubs worldwide, including 12 clubs in mainland China and Shanghai Tera Wellness Club, an entity which has about 100 clubs across mainland China. Mr. Ng received his Bachelor’s degree from California State University in 1989 with a major in Sports Management. Mr. Ng has obtained qualifications as a National Academy of Sports Medicine (NASM) international personal trainer and in gymnastics, children’s fitness and water sports. Mr. Ng has been a frequent guest keynote speaker from time to time for NASM, the Physical Education Department of Hong Kong Baptist University, Guangzhou Sport University and South China Normal University. Mr. Ng was selected as a director because of his extensive experience and connections in the fitness, spa and leisure industry, and especially his combined academic knowledge, field experience and hands-on ability with training, operations and management.

Chang Kung Alex Hsiung, Director
Dr. Hsiung has served as a director of the Company since January 2011. Dr. Hsiung acquired his Ph.D. degree in Management in 1997 from National Sun Yat-Sen University, Taiwan. Dr. Hsiung is experienced in management and was the Chairman of The Young Men Business Club ROC (Taiwan) in 2009, and has been the Editor in Chief of YMC Management Review from 2008 until the present and Editor of the Journal of Grey System from 2002 until the present. He was listed in Who’s Who in Science and Engineering in the World 2008-2009 and he was awarded the prize for Cambridge Outstanding Scientist in the World 2008-2009. Dr. Hsiung was selected as a director because of his academic background and his solid knowledge of management.

Pai-Nien Chou, Chief Financial Officer
Mr. Chou has served as the Chief Financial Officer of the Company since September 2010. Mr. Chou received a bachelor’s degree in 1976 from Soochow University Central District, Taipei City, with a major in accounting. Mr. Chou has more than ten years of accounting experience in various industries, including the agriculture and food industries, the plastics industry, the petrochemical industry, the technology industry, home appliances, services and manufacturing.  Mr. Chou first joined the Wanguo Accounting Firm in 1991, and served as a Senior Partner from September 2005 until August 2010. In recent years, the Wanguo Accounting Firm has been headquartered in Chengdu and its business service offerings include helping companies getting listed, enterprise restructuring, business analysis, personnel services outsourcing, staff training and seeking common development with other companies through business alliances.

Ho Man Li, Chief Operating Officer
Mr. Li has served as the Chief Operating Officer of the Company since August 2010. From March 2006 to February 2007, Mr. Li worked as an Assistant Club General Manager at the Fitness First (Hong Kong) Tsim Sha Tsui Flagship Club. From June 2004 to March 2005, Mr. Li was a club manager with Beijing Powerland Fitness Center. From March 2007 to June 2009, Mr. Li worked as a Marketing & Sales Manager in Hong Kong Action Waterfall Fitness Center. He then worked for New York Life as a business associate from June 2009 until he joined the Company. Mr. Li graduated in 2000 from Hong Kong Baptist University with a Bachelor’s (Honors) Degree, majoring in Physical Education and Recreation Management. Mr. Li is also an AASFP qualified personal trainer. Mr. Li has served as an instructor of fitness courses and guest lecturer at the Hong Kong Institute of Vocational Education.

Siu Hang Tam, Chief Marketing Officer
Mr. Tam has served as the Company’s Chief Marketing Director since August 2010. From June 2005 to March 2006, Mr. Tam worked as a Club Supervisor at Langham Hotel, a five-star hotel in Hong Kong. From March 2006 to March 2008, Mr. Tam worked as a Wellness Supervisor in Shenzhen Bay Intercontinental Hotel Group, a platinum five-star hotel in Shenzhen. From March 2008 to June 2009, Mr. Tam was employed by Sau San Tong Management Co. Ltd., a Hong Kong listed company, as Yoga Studio Manager. He then joined the EC Five Group, a trading company, and worked as General Manager until April 2010. In May 2010, he worked as a Club Manager at The Wellness Club in Guangzhou until he joined the Company. Mr. Tam received a Professional Certificate in Fitness Instruction from Hong Kong Baptist University School of Continuing Education in 2006 and a Foundation Diploma in Business Education from Hong Kong Institute of Vocational Education in 2002.

Lan Lin, Human Resource Manager
Ms. Lin has served as the Company’s Human Resource Manager since August 2010. Beginning in 1988, Ms. Lin worked as a club manager in Chengdu Tian Mei Fitness Club. Ms. Lin worked as an Assistant Club Manager in Chengdu Changchunteng Fitness Club from June 2005 to April 2010, where she managed Chengdu 25 Hours Fitness Centre (Qing Yang Centre). Ms. Lin received a Bachelor’s degree from China Central Radio & TV University, with a major in accounting and computer applications.

Employment Agreements/ Terms of Office

Pursuant to an employment agreement with our PRC Subsidiary with a term from August 1, 2010 to July 31, 2011, Chung Ming Thomas Tsang, our Chief Executive Officer, serves as the Chief Executive Officer of our PRC Subsidiary and earns a salary of RMB10,000 ($1538) per month.

Pursuant to an employment agreement with our PRC Subsidiary with a term from August 1, 2010 to July 31, 2011, Kwok Chuen Kevin Ng, a Director of China Fitness, serves as the Deputy General Manager of our PRC Subsidiary and earns a salary of RMB10,000 ($1538) per month.  Mr. Ng does not receive compensation in his capacity as a director of China Fitness.

Pursuant to an employment agreement with our PRC Subsidiary with a term from August 1, 2010 to July 31, 2011, Ho Man Li, our Chief Operating Officer, serves as the Chief Operating Officer of our PRC Subsidiary and earns a salary of RMB10,000 ($1538) per month.

Pursuant to an employment agreement with our PRC Subsidiary with a term from August 1, 2010 to July 31, 2011, Siu Hang Tam, our Chief Marketing Officer, serves as the Chief Marketing Officer of our PRC Subsidiary and earns a salary of RMB10,000 ($1538) per month.

Pursuant to an employment agreement with our PRC Subsidiary with a term from September 1, 2010 to August 31, 2011, Pai-Nien Chou, our Chief Financial Officer, serves as the Chief Financial Officer of our PRC Subsidiary and earns a salary of RMB5,000 ($769) per month.

Pursuant to an employment agreement with our PRC Subsidiary with a term from August 1, 2010 to July 31, 2011, Lan Lin, our Human Resource Manager, serves as the Human Resource Manager of our PRC Subsidiary and earns a salary of RMB2,000 ($308) per month.

We have not provided retirement benefits or severance or change of control benefits to our named executive officers.

Family relationships

There is no family relationship among any of our officers and directors.

Independence

The following directors are “independent directors” as defined by the NYSE Amex Stock Exchange:  Chang Kung Alex Hsiung and Shi Wen.

Involvement in certain legal proceedings

No bankruptcy petition has been filed by or against any business of which any of our executive officers was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

No director has been convicted in a criminal proceeding and is not subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

No director has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

No director has been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Director Compensation

Our directors do not currently receive compensation, and have not received compensation since our inception.

Audit Committee

Our board of directors functions as an audit committee and performs some of the same functions as an audit committee including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. We are not a "listed company" under SEC rules and are therefore not required to have an audit committee comprised of independent directors.

Indemnification

Under Delaware law and pursuant to our articles of incorporation and bylaws, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, our counsel has informed us that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named person for services rendered in all capacities during the year ended September 30, 2010. No other executive officer received total annual salary and bonus compensation in excess of $100,000.
			All Other
		Salary	Compensation	Total
Name and Principal Position	Year	($)	($)	($)
Chung Ming Thomas Tsang, Chief Executive Officer	2010	1,538	-	1,538

There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers or directors.  We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

SECURITY OWNERSHIP

The following table sets forth information regarding beneficial ownership of our common stock as of May 16, 2011 by (i) any person or group with more than 5% of any class of our voting stock, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group.  Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Room 0336, 3rd Floor, Jiangxi Street, Wuhou District, Chengdu, Sichuan province, 610041, People’s Republic of China.  Except as indicated in the footnotes to this table, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of May 16, 2011 based upon 10,000,000 shares of common stock outstanding.

	Name of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Owner	Percent of Class
Officers and Directors
Common Stock	Chung Ming Thomas Tsang Director, CEO, President and Secretary	500,000	5.0%
Common Stock	Shi Wen Director	361,600	3.6%
Common Stock	Kwok Chuen Kevin Ng Director	100,000	1.0%
Common Stock	Chang Kung Alex Hsiung Director	13,000	*
Common Stock	All such executive officers and directors (4) as a group	974,600	9.7%
* Less than 1%

Changes in Control

The Company does not have any change of control or retirement arrangements with its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chung Ming Thomas Tsang is the Chief Executive Officer, President, Secretary and a shareholder of China Fitness & Beauty Inc., as well as the legal representative of our PRC Subsidiary.  Mr. Tsang has loaned money to our PRC Subsidiary for working capital purposes and the amount of such loan outstanding was $25,993, $11,995 and $12,097 as of September 30, 2010, December 31, 2010 and May 9, 2011, respectively. The loan is interest-free, unsecured and repayable on demand. The Company borrowed $25,993 and $6,007 from Mr. Tsang during the period from inception through September 30, 2010 and during the three months ended December 31, 2010, respectively. The Company repaid $0 and $20,180 to Mr. Tsang during the period from inception through September 30, 2010 and during the three months ended December 31, 2010, respectively.

Besides related party transaction stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;

(B)	Any proposed nominee for election as our director;

(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or

(D)	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of us.

The Company does not currently have an insider transaction policy.

Other than our officers and directors, we have not had a promoter at any time since inception. Therefore, we have never entered into transactions with a promoter.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value, of which 10,000,000 shares were issued and outstanding as of May 16, 2011.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our subsidiaries and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value, of which no shares were issued and outstanding as of May 16, 2011.

Preferred stock may be authorized and issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate.  In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware.  The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any issued and outstanding common shares that are available for resale to the public market in accordance with Rule 144.

SELLING STOCKHOLDER

The shares being offered for resale consist of 491,939 shares of our common stock held by one stockholder. Such stockholder is one of the holders of the 9,950,000 shares sold in our Regulation S offering which was completed in March 2011. The following table sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder as of May 16, 2011 and the number of shares of common stock being offered by the selling stockholder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholder may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholder obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholder.

			Amount	Percent
	Shares		Beneficially	Beneficially
	Beneficially	Shares	Owned	Owned
	Owned Prior	to be	After	After
Name	To Offering	Offered	Offering	Offering
Pi-Hui Chang	491,939	491,939	0	0%

The Selling Stockholder is not a broker-dealer or affiliate of a broker dealer.

Transfer Agent

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT 84117. Their telephone number is: (801) 272-9294.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of the resale of 491,939 shares of our common stock on behalf of the selling stockholder named herein.

The selling security holder may sell some or all of its shares at a fixed price of $0.01 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system. In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	Transactions involving cross or block trades on any securities or market where our common stock is trading,

•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

•	any combination of the foregoing.

The selling stockholder named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by it.

The selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. During such times as the selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.   Not engage in any stabilization activities in connection with our common stock;

2.  Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and

3.   Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

In addition, the selling stockholder may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. The selling stockholder may be deemed to be an underwriter with respect to the shares that it is offering for resale.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholder nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholder and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holder pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $100,000.

LEGAL MATTERS

The Crone Law Group, San Francisco, California, passed upon the validity of the common stock being offered hereby.  We have issued 50,000 shares of our common stock to the Crone Law Group in consideration for legal services.

EXPERTS

Included in the prospectus constituting part of this registration statement are consolidated financial statements for the fiscal year ended September 30, 2010, which have been audited by Goldman Kurland and Mohidin, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

After the effective date of this prospectus we will also be subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholder.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this prospectus speaks as of the effective date of the registration statement.

FINANCIAL STATEMENTS

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(A Development Stage Company)

	December 31, 2010	September 30, 2010
	(UNAUDITED)
ASSETS
Current assets
Cash and equivalents	$1,215	$30,701
Accounts receivable	4,512	-
Prepaid expenses	454	-
Total current assets	6,181	30,701

Property, plant and equipment, net	1,114	813

TOTAL ASSETS	$7,295	$31,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Other payable	$1,478	$-
Salary payable	19,913	-
Tax payable	2,212	-
Due to related party	11,995	25,993

TOTAL CURRENT LIABILITIES	35,598	25,993

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock authorized 15,000,000 shares of common stock, par value $0.0001; 30,000,000 shares of preferred stock, par value $0.0001. Issued and outstanding 10,000,000 shares of common stock	1,000	1,000
Additional paid-in capital	31,120	31,120
Accumulated other comprehensive loss	(598)	(388)
Accumulated deficit	(59,825)	(26,211)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(28,303)	5,521
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$7,295	$31,514

The accompanying notes are an integral part of these consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

	From Inception, October 30, 2009, to September 30, 2010	Three Months Ended December 31, 2010	From Inception, October 30, 2009, to December 31, 2009	From Inception, October 30, 2009, to December 31, 2010
		(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

Revenues	$-	$4,230	$-	$4,230
Cost of service	-	4,657	-	4,657

Gross profit	-	(427)	-	(427)

General and administrative expenses	26,211	33,187	930	59,398
	26,211	33,187	930	59,398

Loss from operations	(26,211)	(33,614)	(930)	(59,825)

Loss before income taxes	(26,211)	(33,614)	(930)	(59,825)

Income tax expense	-	-	-	-

Net loss	(26,211)	(33,614)	(930)	(59,825)

Other comprehensive loss	(388)	(210)	-	(598)

Comprehensive loss	$(26,599)	$(33,824)	$(930)	$(60,423)

Weighted Average Shares Outstanding: Basic and diluted	10,000,000	10,000,000	10,000,000	10,000,000

Loss per Share: Basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
From Inception, October 30, 2009, to September 30, 2010 and for the Three Months Ended December 31, 2010 (Unaudited)

	Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
Inception October 30, 2009	-	$-	$-	$-	$-	$-
Shares issued	10,000,000	1,000	-	-	-	1,000
Additional paid-in capital	-	-	31,120	-	-	31,120
Foreign currency translation	-	-	-	(388)	-	(388)
Net loss	-	-	-	-	(26,211)	(26,211)
Balance September 30, 2010	10,000,000	1,000	31,120	(388)	(26,211)	5,521
Foreign currency translation	-	-	-	(210)	-	(210)
Net loss	-	-	-	-	(33,614)	(33,614)
Balance December 31, 2010	10,000,000	$1,000	$31,120	$(598)	$(59,825)	$(28,303)

The accompanying notes are an integral part of these consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(A Development Stage Company)

	From Inception, October 30, 2009, to September 30, 2010	Three Months Ended December 31, 2010	From Inception, October 30, 2009, to December 31, 2009	From Inception, October 30, 2009, to December 31, 2010
		(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
Cash flows from operating activities:
Net loss	$(26,211)	$(33,614)	$(930)	$(59,825)
Adjustments to reconcile net loss to net cash

Provided by (used in) operating activities:
Depreciation	23	91	-	114
Changes in operating assets and liabilities:
Accounts receivable	-	(4,446)	-	(4,446)
Prepaid expenses	-	(447)	-	(447)
Other payable	-	1,456	-	1,456
Salary payable	-	19,624	-	19,624
Tax payable	-	2,180	-	2,180
Net cash used by operating activities	(26,188)	(15,156)	(930)	(41,344)

Cash flows from investing activities:
Purchase of property, plant and equipment	(836)	(375)	-	(1,211)
Net cash used in investing activities	(836)	(375)	-	(1,211)

Cash flows from financing activities:
Capital contribution	32,120	-	930	32,120
Repayment on borrowings from related party	-	(20,180)	-	(20,180)
Proceeds from related party borrowings	25,993	6,007	-	32,000
Net cash provided by/(used in) financing activities	58,113	(14,173)	930	43,940

Effect of exchange rate on cash and equivalents	(388)	218	-	(170)
Net increase in cash/ (decrease) and equivalents	30,701	(29,486)	-	1,215

Cash and equivalents, beginning balance	-	30,701	-	-

Cash and equivalents, ending balance	$30,701	$1,215	$-	$1,215

Supplemental Disclosure:
Interest paid	$-	$-	$-	$-
Income tax paid	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (AUDITED) AND DECEMBER 31, 2010 (UNAUDITED)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Nature of operations

China Fitness & Beauty Inc. (“China Fitness” or the “Company”) is a development stage holding company that provides services in fitness and beauty industry in China through its subsidiary. China Fitness was incorporated in Delaware on October 30, 2009. On December 14, 2009, China fitness formed a wholly owned subsidiary, Fitness & Beauty Corporation Limited (“CFB Hong Kong”), in Hong Kong. On July 27, 2010, CFB Hong Kong formed a wholly owned subsidiary, Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. (the “PRC Subsidiary”), in Sichuan province, the People’s Republic of China (the “PRC”). The PRC Subsidiary is a wholly owned foreign enterprise (“WOFE”), and the Company operates its businesses in the PRC through the PRC Subsidiary.

The main business of the PRC Subsidiary is to operate fitness, yoga and beauty centers and clubs by providing consulting and/or management services for the existing centers and club, and investing in and developing new centers and clubs by co-operating with real estate developers. The PRC Subsidiary is committed to setting up, planning, managing, training, undertaking and implementing entrusted management for fitness and beauty centers and clubs. It mainly focuses on providing products and professional services on fitness, beauty and recreation to the people living in the surrounding residential area. The centers and clubs are also open to the general public.

As of December 31, 2010, the Company had signed two management contracts with two fitness clubs in Hunan province and Jiangsu province. The Company currently generates revenue mainly through management consulting fees, service fees and commissions that are calculated and paid by the fitness clubs on a monthly basis.

Going Concern

These consolidated financial statements were prepared on the basis of accounting principles applicable to going concern, which assumes the realization of assets and discharge of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company had an accumulated deficit of $59,825, shareholders’ deficit of $28,303 and a negative working capital of $29,417 as of December 31, 2010, and it generated $4,230 revenue from operations for the three months ended December 31, 2010. In addition, the PRC Subsidiary’s registered capital was $100,000. As of December 31, 2010, its contributed capital was $30,000, and the Company made an additional contribution to its registered capital of $70,000 on March 3, 2011, see Note 7.

The Company faces all the risks common to companies at development stage, including capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. The Company's recurring losses raise substantial doubt about its ability to continue as a going concern. The Company's consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. The Company expects to profit from its business operations and will not require additional funding during the next twelve months.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (AUDITED) AND DECEMBER 31, 2010 (UNAUDITED)

Management believes its current and future developing plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts which may differ from those in the accompanying consolidated financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of China Fitness, its 100%-owned subsidiary CFB Hong Kong, and CFB Hong Kong’s 100%-owned PRC Subsidiary for the period from inception (October 30, 2009) through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the cumulative period from inception through December 31, 2010. All significant inter-company accounts and transactions were eliminated in consolidation.

Basis of presentation

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").   The Company’s functional currencies are the Chinese Renminbi (“RMB”) and Hong Kong Dollars (“HKD”); however the accompanying consolidated financial statements were translated and presented in the US dollars (“$” or “USD”).

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the amounts of expenses during the reporting periods.

Management makes these estimates using the best information available at the time the estimates are made.  However, actual results could differ materially from those results.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (AUDITED) AND DECEMBER 31, 2010 (UNAUDITED)

Comprehensive Income

The Company follows the provisions of Financial Accounting Standards Board (“FASB“) Accounting Standards Codification (“ASC”) Topic 220 (“ASC 220) “Reporting Comprehensive Income”, previously Statement of Financial Accounting Standards (“SFAS”) No. 130, establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements.

ASC 220 defines comprehensive income is comprised of net income and all changes to the statements of shareholders' equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

Foreign Currency Translation

The accounts of the Company’s subsidiaries are maintained in RMB and HKD, and the accounts of the U.S. parent company are maintained in USD. The accounts of the Company’ subsidiaries were translated into USD in accordance with SFAS No. 52 ("SFAS 52") "Foreign Currency Translation," (codified in FASB ASC Topic 810) with the RMB and HKD as the functional currencies for the subsidiaries.  According to SFAS 52, all assets and liabilities were translated at the exchange rate on the balance sheet date, shareholders’ equity (deficit) is translated at historical rates and statement of operations items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the income statement.

Translation adjustments losses from this process are included in accumulated other comprehensive loss in the consolidated statement of shareholders’ equity (deficit) and were $598 as of December 31, 2010.

Cash and Equivalents

For Statements of Cash Flows purposes, the Company considers all cash on hand and in banks, including certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and equivalents.

The Company maintains cash with various banks located in the PRC and Hong Kong.  Cash accounts are not insured or otherwise protected. Should any bank holding cash deposits become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash on deposit with that particular bank. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (AUDITED) AND DECEMBER 31, 2010 (UNAUDITED)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost.  Gain or loss on disposal of property, plant or equipment will be recorded in income at disposal. Expenditures for betterments, renewals and additions are capitalized. Repairs and maintenance expenses are expensed as incurred.

Depreciation of assets for financial reporting purposes is provided using the straight-line method over their useful life of 2-3 years.

Impairment of Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, previously SFAS No. 144, the Company reviews the carrying values of long-lived assets whenever facts and circumstances indicate the assets may be impaired.  Recoverability of assets to be held and used is measured by a comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by it.  If an asset is considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs of disposal. No impairment was recognized for the period from inception through December 31, 2010.

Revenue Recognition

Sales revenue is generally recognized when services are provided and payments of the customers or clients are received or collections are reasonably assured. Payments received in advance from customers or clients but not yet earned are recorded as deferred revenue.

Non-refundable membership fees that are prepaid on a non-refundable basis are recognized on a straight-line basis over the respective membership term.

As of December 31, 2010, the PRC Subsidiary had signed two management contracts with two fitness clubs in Hunan province and Jiangsu province. The PRC Subsidiary currently generates revenue mainly through management consulting fees, service fees and commissions that are calculated and paid by the fitness clubs on a monthly basis. The management consulting fee is either pre-determined depending on whether the club makes profit or loss, or ranges from 8% to 12% of the club’s gross profit in the month. The amount of service charge is pre-determined depending on which threshold level the club’s revenue reaches. The amount of commission either ranges from 10% to 25% of club’s net profit or ranges from 1% to 2% of the club’s revenue. However, subject to the terms of the relevant contracts, if the club makes a loss or fails to reach a pre-determined revenue threshold in the month, the PRC Subsidiary may need to compensate the club for a progressive percentage (ranging from 10% to 25%) of such shortfall under the Hengyang Agreement or 30% of the annual management fee under the Zhenjiang Agreement, according to the terms of the relevant contracts. The clubs did not incur losses for the three months ended December 31, 2010.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (AUDITED) AND DECEMBER 31, 2010 (UNAUDITED)

Fair values of financial instruments

ASC 820 “Fair Value Measurements and Disclosures”, previously SFAS No. 157, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are reasonable estimates of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

· Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

· Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

· Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, and September 30, 2010, the Company did not identify any assets and liabilities that are required to be presented on the balance sheets at fair value.

Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company that do not meet the capitalization criteria of ASC 840 “Leases”, previously SFAS No. 13, are accounted for as operating leases. Rentals payable under operating leases are expensed on the straight-line basis over the lease term.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which could result in a loss to the Company but which will be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies arising from legal proceedings pending against the Company or unasserted claims that may rise from such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss will be incurred and the amount of the liability can be reasonably estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (AUDITED) AND DECEMBER 31, 2010 (UNAUDITED)

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, previously SFAS No. 95, cash flows from the Company's operations are calculated based upon the local currencies and an average exchange rate is used. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent accounting pronouncements

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with VIEs, codifies Statement No. 167, Amendments to FASB Interpretation No. 46(R). Among other provisions, this ASU amends FIN 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Additionally, ASU No. 2009-17 requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance. The provisions of ASU 2009-17 did not have a material effect on the Company’s consolidated financial statements.

In January, 2010, the FASB issued ASU 2010-06 Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, to enhance the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect the provisions of ASU 2010-6 to have a material effect on its consolidated financial statements.

In October 2010, the FASB issued ASU 2010-26, Financial Services—Insurance (Topic 944), to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. ASU 2010-26 specifies that the incremental direct costs of contract acquisition and certain costs related directly to the acquisition activities, such as underwriting, Policy issuance and processing, Medical and inspection, Sales force contract selling, which are performed by the insurer in the acquisition of new and renewal contracts should be capitalized.  This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company does not expect the provisions of ASU 2010-26 to have a material effect on its consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (AUDITED) AND DECEMBER 31, 2010 (UNAUDITED)

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805), to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. Management is in the process of evaluating the impact of adopting this standard on the Company’s consolidated financial statements.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310), to temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 (Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses) for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring.  Under the existing effective date in Update 2010-20, public-entity creditors would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The deferral in this Update will result in more consistent disclosures about troubled debt restructurings. This amendment does not apply to nonpublic entities and does not defer the effective date of the other disclosure requirements in Update 2010-20. The deferral in this amendment is effective upon issuance. The Company does not expect this update to have any material effect on its consolidated financial statements.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT

As of September 30, and December 31, 2010, the Company’s fixed assets were office equipment which cost $1,230. The depreciation expense incurred during the period from inception through September 30, 2010, during the three months ended December 31, 2010, during the period from inception through December 31, 2009 and during the cumulative period from inception through December 31, 2010 was $23, $91, $0 and $114, respectively.

NOTE 4 – RELATED PARTY TRANSACTIONS

Due to related party

Mr. Chung Ming Thomas Tsang (“Mr. Tsang”) is the legal representative of the PRC Subsidiary, and a shareholder of China Fitness. The Company’s balance due to related party as of September 30, and December 31, 2010 was due to Mr. Tsang loaned money to the PRC Subsidiary for working capital. The amount is interest-free, unsecured and repayable on demand. The Company borrowed $25,993, $6,007, $0 and $32,000 from Mr. Tsang during the period from inception through September 30, 2010, during the three months ended December 31, 2010, during the period from inception through December 31, 2009 and during the cumulative period from inception through December 31, 2010, respectively. The Company paid $0, $20,180, $0 and $20,180 to Mr. Tsang during the period from inception through September 30, 2010, during the three months ended December 31, 2010, during the period from inception through December 31, 2009 and during the cumulative period from inception through December 31, 2010, respectively.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (AUDITED) AND DECEMBER 31, 2010 (UNAUDITED)

NOTE 5 – INCOME TAX

The PRC Subsidiary is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriated tax adjustments. During the period from inception through September 30, 2010, during the three months ended December 31, 2010, during the period from inception through December 31, 2009 and during the cumulative period from inception through December 31, 2010, the Company’s net operating loss was $26,211, $33,614, $930 and $59,825, respectively. The losses can be carried forward for five fiscal years. The PRC Subsidiary did not incur any income tax during these four periods.

The following table reconciles the US statutory rates to the Company’s effective tax rate for the following periods:

	From Inception, October 30, 2009, to September 30, 2010	Three Months Ended December 31, 2010	From inception, October 30, 2009, to December 31, 2009	From inception, October 30, 2009, to December 31, 2010
Credit at US statutory rate	(34)%	(34)%	(34)%	(34)%
Tax rate difference	9%	9%	9%	9%
Increase in valuation allowance	25%	25%	25%	25%
Tax per financial statements	0%	0%	0%	0%

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (AUDITED) AND DECEMBER 31, 2010 (UNAUDITED)

NOTE 6 – COMMITMENT

Operating Lease Commitment

The Company has one operating lease for its office in Chengdu which expired March 31, 2011. The Company renewed the lease for six months until September 30, 2011. For the period from inception through September 30, 2010, for the three months ended December 31, 2010, for the period from inception through December 31, 2009 and for the period from inception through December 31, 2010, the Company incurred rent of $224, $675, $0 and $899, respectively. In March 2011, the Company signed a new operating lease agreement for staff dormitory in Tianjin which expires March 2012. At December 31, 2010, total future minimum lease payments under operating leases were as follows:

Amount
12 months ended December 31, 2011	$9,601
12 months ended December 31, 2012	1,512
Total	$11,113

Employment Contracts

At December 31, 2010, the Company is committed under employment contracts with six employees for salaries of $51,000 through August 31, 2011.

NOTE 7 – SUBSEQUENT EVENTS

The PRC Subsidiary’s registered capital was $100,000. As of December 31, 2010, its contributed capital was $30,000, and the remaining $70,000 was contributed on March 3, 2011. On February 9, 2011, the Company’s board of directors approved issuing 9,950,000 shares to certain investors in consideration for their capital contribution of $100,000 to the PRC Subsidiary and 50,000 shares to a law firm for legal services. This approval was a ratification of an agreement to issue such shares effective January 1, 2010. For financial statement purposes, the 10,000,000 shares have been deemed outstanding from the earliest periods presented.

On February 24, 2011, the Company changed its capital structure as follows: Increased authorized Common Shares from 15,000,000 to 100,000,000 and decreased authorized Preferred Shares from 30,000,000 to 10,000,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of China Fitness and Beauty, Inc.

We have audited the accompanying consolidated balance sheet of China Fitness and Beauty, Inc. and subsidiaries (a Development Stage Company) as of September 30, 2010 and the related statements of operations, stockholders’ deficit and cash flows for the period from inception (October 30, 2009) to September 30, 2010. These financial statements are the responsibility of the Company`s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Fitness and Beauty, Inc. and subsidiaries as of September 30, 2010, and the results of their operations and their cash flows for the period from inception (October 30, 2009) to September 30, 2010 in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations, accumulated deficit of $26,201 and has negative cash flows from operations. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. These financial statements do not include any adjustments that might result from such uncertainty.

Goldman Kurland and Mohidin, LLP
Encino, California
March 15, 2011

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(A Development Stage Company)

September 30, 2010
ASSETS
Current assets
Cash	$30,701
Total current assets	30,701

Property, plant and equipment, net	813
TOTAL ASSETS	$31,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Due to related party	$25,993
TOTAL CURRENT LIABILITIES	25,993

STOCKHOLDERS’ EQUITY

Common stock authorized 15,000,000 shares of common stock, par value $0.0001; 30,000,000 shares of preferred stock, par value $0.0001. Issued and outstanding 10,000,000 shares of common stock	1,000
Additional paid-in capital	31,120
Accumulated other comprehensive loss	(388)
Accumulated deficit	(26,211)

TOTAL STOCKHOLDERS’ EQUITY	5,521
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,514

The accompanying notes are an integral part of these consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE LOSS
From inception, October 30, 2009 to September 30, 2010

Revenues	$-

General and administrative expenses	26,211
26,211

Loss from operations	(26,211)

Loss before income taxes	(26,211)

Income tax expense	-

Net loss	(26,211)

Other comprehensive loss	(388)

Comprehensive loss	$(26,599)

Weighted average shares outstanding: Basic and diluted	10,000,000

Loss per share: Basic and diluted	$0.00

The accompanying notes are an integral part of these consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From Inception, October 30, 2009, to September 30, 2010

	Shares	Common stock	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated Deficit	Total
Inception on October 30, 2009	-	$-	$-	$-	$-	$-
Shares issued	10,000,000	1,000	-	-	-	1,000
Additional paid-in capital	-	-	31,120	-	-	31,120
Foreign currency translation	-	-	-	(388)	-	(388)
Net loss	-	-	-	-	(26,211)	(26,211)

Balance September 30, 2010	10,000,000	$1,000	$31,120	$(388)	$(26,211)	$5,521

The accompanying notes are an integral part of these consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(A Development Stage Company)
From Inception, October 30, 2009, to September 30, 2010

Cash flows from operating activities:
Net loss	$(26,211)
Adjustments to reconcile net income to net cash provided by (used by) operating activities
Depreciation	23
Net cash used by operating activities	(26,188)

Cash flows from investing activities:
Purchase of property, plant and equipment	(836)
Net cash used in investing activities	(836)

Cash flows from financing activities:
Contributed capital	32,120
Loan from related party	25,993
Net cash provided by financing activities	58,113

Foreign currency translation	(388)
Net increase in cash and equivalents	30,701

Cash and equivalents, beginning balance	-
Cash and equivalents, ending balance	$30,701

Supplemental disclosures:
Interest paid	$-
Income tax paid	$-

The accompanying notes are an integral part of these consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Nature of operations

China Fitness & Beauty Inc. (“China Fitness” or the “Company”) is a development stage holding company that will provide services in fitness and beauty industry in China through its subsidiary. China Fitness was incorporated in Delaware on October 30, 2009. On December 14, 2009, China fitness formed a wholly owned subsidiary, Fitness & Beauty Corporation Limited (“CFB Hong Kong”), in Hong Kong. On July 27, 2010, CFB Hong Kong formed a wholly owned subsidiary, Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. (the “PRC Subsidiary”), in Sichuan province, the People’s Republic of China (the “PRC”). The PRC Subsidiary is a wholly owned foreign enterprise (“WOFE”), and the Company operates its businesses in the PRC through the PRC Subsidiary.

The main business of the PRC Subsidiary will be to operate fitness, yoga and beauty centers and clubs by providing consulting and/or management services for the existing centers and club, and investing in and developing new centers and clubs by co-operating with real estate developers. The PRC Subsidiary is committed to setting up, planning, managing, training, undertaking and implementing entrusted management for fitness and beauty centers and clubs. It will mainly focus on providing products and professional services on fitness, beauty and recreation to the people living in the surrounding residential area. The centers and clubs are also open to the general public. As of September 30, 2010, the Company has not generated any revenues from its planned operations.

Going Concern

These consolidated financial statements were prepared on the basis of accounting principles applicable to going concern, which assumes the realization of assets and discharge of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company had an accumulated deficit of $26,211 as of September 30, 2010, and it had no revenue from operations. In addition, the PRC Subsidiary’s registered capital was $100,000. As of September 30, 2010, its contributed capital was $30,000, and the Company made an additional contribution to its registered capital of $70,000 on March 3, 2011, see note 7.

The Company faces all the risks common to companies at development stage, including capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. The Company's losses raise substantial doubt about its ability to continue as a going concern. The Company's consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. The Company expects to derive profit from its business operations and will not require additional funding during the year ending September 30, 2011.

Management believes its current and future plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts which may differ from those in the accompanying consolidated financial statements.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of China Fitness, its 100%-owned subsidiary CFB Hong Kong, and CFB Hong Kong’s 100%-owned PRC Subsidiary for the period from its inception, October 30, 2009, through September 30, 2010.  All significant inter-company accounts and transactions were eliminated in consolidation.

Basis of presentation

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").   The Company’s functional currency is the Chinese Renminbi (“RMB”); however the accompanying consolidated financial statements were translated and presented in the US dollars (“$” or “USD”).

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the amounts of expenses during the reporting periods.

Management makes these estimates using the best information available at the time the estimates are made.  However, actual results could differ materially from those results.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Comprehensive Income

The Company follows the provisions of Financial Accounting Standards Board (“FASB“) Accounting Standards Codification (“ASC”) Topic 220 (“ASC 220) “Reporting Comprehensive Income”, previously Statement of Financial Accounting Standards (“SFAS”) No. 130, establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements.

ASC 220 defines comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

Foreign currency transactions

The accounts of the Company’s PRC Subsidiary are maintained in RMB and the accounts of the U.S. parent company are maintained in the USD.  The accounts of the PRC Subsidiary were translated into USD in accordance with SFAS No. 52 ("SFAS 52") "Foreign Currency Translation," (codified in FASB ASC Topic 810) with the RMB as the functional currency for the PRC Subsidiary.  According to SFAS 52, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholders’ equity is translated at historical rates and statement of operations items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the income statement.

Translation adjustments losses from this process are included in accumulated other comprehensive loss in the consolidated statement of stockholders’ equity and were $388 as of September 30, 2010.

Cash and equivalents

For Statements of Cash Flows purposes, the Company considers all cash on hand and in banks, including certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and equivalents.

The Company maintains cash with various banks located in the PRC and Hong Kong.  Cash accounts are not insured or otherwise protected.  Should any bank holding cash deposits become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash on deposit with that particular bank. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Property, plant and equipment

Property, plant and equipment are recorded at cost.  Gain or loss on disposal of property, plant or equipment will be recorded in income at disposal. Expenditures for betterments, renewals and additions are capitalized. Repairs and maintenance expenses are expensed as incurred.

Depreciation of assets for financial reporting purposes is provided using the straight-line method over their useful life of 2-3 years.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

Impairment of Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, previously SFAS No. 144, the Company reviews the carrying values of long-lived assets whenever facts and circumstances indicate the assets may be impaired.  Recoverability of assets to be held and used is measured by a comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by it.  If an asset is considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs of disposal. No impairment was recognized for the period ended September 30, 2010.

Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company that do not meet the capitalization criteria of ASC 840 “Leases”, previously SFAS No. 13, are accounted for as operating leases. Rental payables under operating leases are expensed on the straight-line basis over the lease term.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which could result in a loss to the Company but which will be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies arising from legal proceedings pending against the Company or unasserted claims that may rising from such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss was incurred and the amount of the liability can be reasonably estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, previously SFAS No. 95, cash flows from the Company's operations are calculated based upon the local currencies and an average exchange rate is used. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

Recent accounting pronouncements

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with VIEs, codifies Statement No. 167, Amendments to FASB Interpretation No. 46(R). Among other provisions, this ASU amends FIN 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Additionally, ASU No. 2009-17 requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance. The provisions of ASU 2009-17 did not have a material effect on the Company’s consolidated financial statements.

In January, 2010, the FASB issued ASU 2010-06 Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, to enhance the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect the provisions of ASU 2010-6 to have a material effect on its consolidated financial statements.

In October 2010, the FASB issued ASU 2010-26, Financial Services—Insurance (Topic 944), to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. ASU 2010-26 specifies that the incremental direct costs of contract acquisition and certain costs related directly to the acquisition activities, such as underwriting, Policy issuance and processing, Medical and inspection, Sales force contract selling, which are  performed by the insurer  in the acquisition of new and renewal contracts should be capitalized.  This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company does not expect the provisions of ASU 2010-26 to have a material effect on its consolidated financial statements.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT

As of September 30, 2010, the Company had two computers which cost $836. The estimated useful life of the computers is 2 years with $279 of residual value. The depreciation expense incurred during the period was $23.

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 4 - RELATED PARTY TRANSACTIONS

Due to related party

As of September 30, 2010, the Company’s balance of due to related party was $25,993.

Mr. Chung Ming Thomas Tsang (“Mr. Tsang”) is the legal representative of the PRC Subsidiary, and a shareholder of China Fitness. The Company’s balance due to related party as of September 30, 2010 was due to Mr. Tsang loaned money to the PRC Subsidiary for working capital. The amount is interest-free, unsecured and repayable on demand.

NOTE 5– INCOME TAX

The PRC Subsidiary is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% (starting from 2008) or 33% (before 2007) on income reported in the statutory financial statements after appropriated tax adjustments. The Company’s net operating loss was $26,211 during the period ended September 30, 2010. The loss can be carried forward for five fiscal years. As of September 30, 2010, the PRC Subsidiary did not incur any income tax.

The following table reconciles the US statutory rates to the Company’s effective tax rate for the period from inception, October 29, 2009, through September 30, 2010.

Credit at US statutory rate	(34)%
Tax rate difference	9%
Increase in valuation allowance	25%
Tax per financial statements	0%

CHINA FITNESS & BEAUTY INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 6 – COMMITMENT

Operating Lease Commitment

The Company has one operating lease for its office which expires March 31, 2011. The Company has one operating lease for its office in Chengdu which expired March 31, 2011. The Company renewed the lease for six months until September 30, 2011. For the period ended September 30, 2010, the Company incurred rent of $224. In March 2011, the Company signed a new operating lease agreement for a staff dormitory in Tianjin which expires March 2012. At September 30, 2010, total future minimum lease payments under operating leases were as follows:

Amount
12 months ended September 30, 2011	$7,913
12 months ended September 30, 2012	3,732
Total	$11,645

Employment Contracts

At September 30, 2010, the Company is committed under employment contracts with six employees for salaries of $70,000 through August 31, 2012.

NOTE 7 – SUBSEQUENT EVENTS

The PRC Subsidiary’s registered capital was $100,000. As of December 31, 2010, its contributed capital was $30,000, and the remaining $70,000 was contributed on March 3, 2011. On February 9, 2011, the Company’s board of directors approved issuing 9,950,000 shares to certain investors in consideration for their capital contribution of $100,000 to the PRC Subsidiary and 50,000 shares to a law firm for legal services. This approval was a ratification of an agreement to issue such shares effective January 1, 2010. For financial statement purposes, the 10,000,000 shares have been deemed outstanding from the earliest periods presented.

On February 24, 2011, the Company changed its capital structure as follows: Increased authorized Common Shares from 15,000,000 to 100,000,000 and decreased authorized Preferred Shares, from 30,000,000 to 10,000,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$1
Legal Fees and Expenses	70,000
Accounting Fees and Expenses	20,000
Printing	5,000
Miscellaneous Expenses	4,999
Total	$100,000

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws, and certificate of incorporation of our company provide that:

•
The Company shall indemnify its directors and officers for serving our company in those capacities or for serving other business enterprises at our company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•
The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The rights conferred in the bylaws are not exclusive, and our company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

These indemnification provisions may be sufficiently broad to permit indemnification of our company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

On March 3, 2011, we issued a total of 9,950,000 shares of our common stock, $.0001 par value per share, to 37 non-U.S. persons in consideration for their investment of $100,000 to the capital account of the Company’s Subsidiaries.  The issuance was made pursuant to an exemption from registration contained in Regulation S under the Securities Act of 1933, as amended.

On March 4, 2011, we issued a total of 50,000 shares of common stock to the Crone Law Group in consideration for legal services.  The issuance of our shares to the Crone Law Group was made in reliance on the exemption from registration in Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

We issued securities in reliance upon Regulation S under the Securities Act. Each shareholder who received the securities in such instance was not a United States person as defined in Regulation S. In addition, the Company did not conduct any selling efforts directed at the United States in connection with the offering. All shares of common stock issued pursuant to Regulation S included a restrictive legend indicating that the shares are being issued pursuant to Regulation S under the Securities Act and are deemed to be “restricted securities.” As a result, such recipients of the shares will not be able to resell the shares unless in accordance with Regulation S, pursuant to a registration statement, or upon reliance of an applicable exemption from registration under the Securities Act.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
3.1*	Amended and Restated Certificate of Incorporation
3.2*	Bylaws
5.1*	Opinion of The Crone Law Group
10.1*	Lease Contract dated March 1, 2011 between Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. and Ye Xiaoyan and Liu Jiarong (English translation)
10.2*
Contract for Management Consultant of Wei Shi Bao Fitness Club in Zhenjiang between Top Sports Fitness Management Co., Ltd. and Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. (English translation)

10.3*	Contract for Management Consultant of Fitness Club in Hengyang between Hengyang Best Physical Culture Co., Ltd. and Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. (English translation)
10.4*	Cooperation Agreement between the Institute of Physical Education of Jiangsu University of Science and Technology and Chengdu Tian Ze Dao Management Consulting Co., Ltd. (English translation)
10.5*,**	Labor Contract between Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. and Chung Ming Thomas Tsang (English translation)
10.6*,**	Labor Contract between Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. and Ho Man Li (English translation)
10.7*,**	Labor Contract between Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. and Kwok Chuen Kevin Ng (English translation)
10.8*,**	Labor Contract between Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. and Siu Hang Tam (English translation)
10.9*,**	Labor Contract between Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. and Pai Nien Chou (English translation)
10.10*,**	Labor Contract between Chengdu Tian Ze Dao Qin Management Consulting Co., Ltd. and Lan Lin (English translation)
10.11*	House Lease Contract dated March 15, 2011 (English translation)
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Goldman Kurland and Mohidin, LLP.
23.2*	Consent of The Crone Law Group (contained in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page)

* Filed Herewith.
** Represents management contract or compensatory plan or arrangement.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such a first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chengdu, China, on the 16th day of May, 2011.

China Fitness & Beauty Inc.

By:	/s/ Chung Ming Thomas Tsang
Chung Ming Thomas Tsang
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Pai-Nien Chou
Pai-Nien Chou
Chief Financial Officer
(Principal Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Chung Ming Thomas Tsang as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do them in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Chung Ming Thomas Tsang	Chief Executive Officer and Director	May 16, 2011
Chung Ming Thomas Tsang	(Principal Executive Officer)

/s/ Pai-Nien Chou	Chief Financial Officer	May 16, 2011
Pai-Nien Chou	(Principal Financial and Accounting Officer)

/s/ Kung Hsiung Alex Chang	Director	May 16, 2011
Kung Hsiung Alex Chang

/s/ Kwok Chuen Kevin Ng	Director	May 16, 2011
Kwok Chuen Kevin Ng

/s/ Shi Wen	Director	May 16, 2011
Shi Wen